Exhibit 10.34

CUSIP Numbers:
Deal: 31682RAL4
Revolving Facility: 31682RAM2

CREDIT AGREEMENT

Dated as of January 15, 2016

among

FIG LLC
as Borrower,

CERTAIN SUBSIDIARIES AND AFFILIATES OF THE BORROWER
as Guarantors,

BANK OF AMERICA, N.A.,
as Administrative Agent and L/C Issuer,

and

THE OTHER LENDERS PARTY HERETO

CITIBANK, N.A.,
as Syndication Agent

INDUSTRIAL AND COMMERCIAL BANK OF CHINA LTD, NEW YORK BRANCH
as Documentation Agent

Arranged By:

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
and
CITIGROUP GLOBAL MARKETS INC.
as Joint Lead Arrangers and Joint Bookrunners

		Page
11.09	Interest Rate Limitation	92
11.10	Counterparts; Integration	92
11.11	Survival of Representations and Warranties	92
11.12	Severability	92
11.13	Replacement of Lenders	92
11.14	Governing Law; Jurisdiction; Etc	93
11.15	Waiver of Right to Trial by Jury	94
11.16	USA PATRIOT Act Notice	94
11.17	Judgment Currency	94
11.18	No Advisory or Fiduciary Responsibility	95
11.19	Electronic Execution of Assignments and Certain Other Documents	95
11.20	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	96

SCHEDULES
2.01	Revolving Commitments and Applicable Percentages
2.03	Existing Letters of Credit
6.12(a)	Loan Parties and Material Subsidiaries
6.12(b)	Unrestricted Subsidiaries
8.01	Liens
8.02	Indebtedness
11.02	Certain Addresses for Notices

EXHIBITS
2.02	Form of Loan Notice
2.10(a)	Form of Revolving Note
3.01(e)	Form of U.S. Tax Compliance Certificates
7.02(a)	Form of Financial Compliance Certificate
7.02(b)	Form of Non-Financial Compliance Certificate
7.12	Form of Joinder Agreement
11.06	Form of Assignment and Assumption

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of January 15, 2016 among FIG LLC, a Delaware limited liability company (the “Borrower”), the Guarantors (as defined herein), the Lenders (as defined herein) and BANK OF AMERICA, N.A., as Administrative Agent and L/C Issuer.

The Borrower has requested that the Lenders provide a senior unsecured revolving credit facility in the aggregate amount of $275,000,000, as such amount may be increased on the terms and subject to the conditions set forth herein. The Lenders have indicated their willingness to provide such credit facility and the L/C Issuer has indicated its willingness to issue letters of credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01    Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:
“Accepting Lenders” has the meaning specified in Section 11.01.
“Acquisition”, by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of all or substantially all of the Property of another Person or at least a majority of the Voting Stock of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

“Act” has the meaning specified in Section 11.16.

“Additional Lender” has the meaning specified in Section 2.13(b).

“Additional Permanent Capital Vehicle” means any Person that (a) is not a Private Equity Fund or a Hedge Fund, and (b) is required to pay Management Fees, directly or indirectly, to a Loan Party or any Subsidiary.

“Adjusted Net Funded Indebtedness” means, as of any date of determination, with respect to the Loan Parties and their Subsidiaries on a consolidated basis, an amount equal to (a) Funded Indebtedness (other than Funded Indebtedness incurred pursuant to clause (i) of such definition) minus (b) so long as there are no Revolving Loans outstanding hereunder as of the date of such determination, unrestricted cash and Cash Equivalents of the Loan Parties and their Subsidiaries in an amount not to exceed, for purposes of this definition, $50,000,000, in each case as determined by the most recent combined balance sheet of the Loan Parties and their Subsidiaries delivered pursuant to Section 7.01(a) or (b).

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Alternative Asset Business” means a business that generates annual Management Fees but with respect to which the Loan Parties and their Subsidiaries hold less than a majority of the total issued and outstanding Equity Interest of the Person directly or indirectly managing such business.
“Agent Parties” has the meaning specified in Section 11.02(c).

“Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders. The amount of Aggregate Revolving Commitments in effect as of the Closing Date is TWO HUNDRED SEVENTY-FIVE MILLION DOLLARS ($275,000,000).

“Agreement” means this Credit Agreement, as amended or modified from time to time.

“Agreement Currency” has the meaning specified in Section 11.17.

“Alternative Asset Business” means a business that generates annual Management Fees (including Management Fees generated on a co-managed basis) greater than 0.95% of total assets subject to a Management Agreement; provided that it is understood that, notwithstanding the above, the Fortress Value Recovery Fund shall be deemed to be an Alternative Asset Business.

“Alternative Currency” means Canadian Dollars, British Pounds Sterling, Euros, Yen, Singapore Dollars, Australian Dollars and each other currency (other than Dollars) that is approved by the Administrative Agent and the L/C Issuer in their sole discretion.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the L/C Issuer, as applicable, at such time on the basis of the Spot Rate (determined as of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency Letter of Credit Sublimit” means an amount equal to FIFTEEN MILLION DOLLARS ($15,000,000). The Alternative Currency Letter of Credit Sublimit is part of, and not in addition to, the Letter of Credit Sublimit.

“Applicable Percentage” means, with respect to each Lender, the percentage (carried out to the ninth decimal place) of the Aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time, subject to adjustments as provided in Section 2.15; provided that if the commitment of each Lender to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions has been terminated pursuant to Section 9.02 or if the Aggregate Revolving Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The Applicable Percentage of each Lender on the Closing Date, after giving effect to this Agreement, is set forth opposite the name of such Lender on Schedule 2.01, as it may change from time to time in accordance with the terms hereof.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Debt Rating as set forth below:

Applicable Rate
Pricing Level	Debt Ratings	Commitment Fee	Eurodollar Rate Loans and Letter of Credit Fees	Base Rate Loans
I	greater than or equal to A- from S&P/ greater than or equal to A- from Fitch	0.15%	1.25%	0.25%
II	BBB+ from S&P/ BBB+ from Fitch	0.20%	1.50%	0.50%
III	BBB from S&P/ BBB from Fitch	0.25%	1.75%	0.75%
IV	BBB- from S&P/ BBB- from Fitch	0.30%	2.00%	1.00%
V	less than BBB- from S&P/ less than BBB- from Fitch/ unrated by S&P and Fitch	0.40%	2.50%	1.50%

If the Borrower is split-rated, the applicable Pricing Level shall be based on (a) if the two ratings are one Pricing Level apart, the higher of the two ratings (the lower pricing); and (b) if the two ratings are two or more Pricing Levels apart, the applicable Pricing Level shall be determined by reference to the Pricing Level one rating higher than the lower of the two ratings. If the Borrower shall maintain ratings from only one (1) of S&P and Fitch, the applicable Pricing Level shall be based on such rating.

Initially, the Applicable Rate shall be determined based upon Pricing Level III. Thereafter, if the Debt Rating established by Fitch and/or S&P shall change (other than as a result of a change in the rating system of Fitch or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Pricing Level shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Fitch or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency.

“Applicable Time” means, with respect to any borrowings and payments in Alternative Currency, the local time in the place of settlement for Alternative Currency as may be determined by the L/C Issuer to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Bank” has the meaning specified in definition of “Cash Equivalents”.

“Approved Fund Lender” means any Fund Lender that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means MLPFS and Citigroup Global Markets Inc., in their capacities as joint lead arrangers and joint bookrunners.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit 11.06 or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease, (c) in respect of any Securitization Transaction of any Person, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment and (d) in the case of any Sale and Leaseback Transaction, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease.

“Audited Financial Statements” means the audited consolidated balance sheet of Public FIG and its consolidated subsidiaries for the fiscal year ended December 31, 2014, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, including the notes thereto.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Availability Period” means, with respect to the Revolving Commitments, the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.05(a), and (c) the date of termination of the commitment of each Lender to make Revolving Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 9.02.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” means Bank of America, N.A. and its successors.

“Bank of America Fee Letter” means the letter agreement, dated as of October 19, 2015, among the Borrower, MLPFS and the Administrative Agent.

“Barred Claim” has the meaning specified in Section 11.04(b).

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the one‑month Eurodollar Rate plus 1.00%; provided that if the Base Rate is less than zero, such rate shall be deemed to be zero for purposes of this Agreement. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Revolving Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the initial paragraph hereto.

“Borrower Materials” has the meaning specified in Section 7.02.

“Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the applicable Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York City or the state in the United States where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Capital Lease” means, as applied to any Person, any lease of any Property by that Person as lessee which, in accordance with GAAP (as in effect on the Closing Date), is required to be accounted for as a capital lease on the balance sheet of that Person. It is understood that with respect to the accounting for leases as either operating leases or capital leases and the impact of such accounting on the definitions and covenants herein, GAAP as in effect on the Closing Date shall be applied.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent or L/C Issuer (as applicable) and the Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect thereof (as the context may require), cash or deposit account balances or, if the Administrative Agent and the L/C Issuer benefiting from such collateral shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits, certificates of deposit or bankers’ acceptances of (i) any Lender, (ii) any commercial bank that is organized under the laws of the United States, any state thereof or the District of Columbia or that is the principal banking subsidiary of a bank holding company organized under the laws of the United States having capital and surplus in excess of $500,000,000 or (iii) any bank whose short‑term commercial paper rating, at the time of the acquisition of such investment, from S&P is at least A‑1 or the equivalent thereof or from Moody’s is at least P‑1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than twelve months from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any Person organized under the laws of the United States, any state thereof or the District of Columbia rated, at the time of acquisition thereof, A‑1 (or the equivalent thereof) or better by S&P or P‑1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations, (e) investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by financial institutions having capital of at least $500,000,000 and substantially all of whose assets are invested in investments of the character described in the foregoing clauses (a) through (d) and (f) such other investments as may be agreed to from time to time between the Borrower and the Administrative Agent.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding (i) any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan or (ii) the Principals or any group which, directly or indirectly, is controlled by them) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of 35% or more of the combined voting power of all Voting Stock of Public FIG on a fully diluted basis.

“Citi Fee Letter” means the letter agreement, dated as of October 19, 2015, between the Borrower and Citigroup Global Markets Inc.

“Closing Date” means the date on which the conditions precedent set forth in Section 5.01 shall have been satisfied or waived, which date is the date hereof.

“Commitment Fees” means the fees set forth in Section 2.08(a).

“Compliance Certificates” means the Financial Compliance Certificates and the Non-Financial Compliance Certificates.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period, an amount equal to the EBITDA of the Loan Parties and their Subsidiaries.

“Consolidated Fortress Funds” means a Fortress Fund that is required to be consolidated by a Loan Party or a Subsidiary under GAAP by virtue of such Loan Party’s or such Subsidiary’s deemed control of such Fortress Fund as a result of either (a) a Management Agreement with such Fortress Fund or (b) ownership of Equity Interests in such Fortress Fund by one or more Affiliates of a Loan Party or a Subsidiary (which Affiliate or Affiliates are not themselves Loan Parties or Subsidiaries).

“Consolidated Interest Charges” means, for any period, an amount equal to the Interest Charges of the Loan Parties and their Subsidiaries. For the avoidance of doubt, Consolidated Interest Charges shall exclude Interest Charges of a Consolidated Fortress Fund to the extent that neither any Loan Party nor any Subsidiary has any liability for the Indebtedness of the Consolidated Fortress Fund to which such Interest Charges relate.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Charges, in each case for the four fiscal quarter period most recently ended for which the Reported Financial Information has been delivered.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Adjusted Net Funded Indebtedness as of such date to (b) Consolidated EBITDA for the four fiscal quarter period most recently ended for which the Reported Financial Information has been delivered.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound, including, without limitation, any Management Agreement.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Facility Swap Contract” means any Swap Contract entered into by a Loan Party with a Swap Contract Provider.

“Debt Rating” means, as of any date of determination, the rating (public or private) as determined by either S&P or Fitch of the Borrower’s non-credit enhanced, senior unsecured long-term debt.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or the L/C Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s reasonable determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing in a manner reasonably satisfactory to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the L/C Issuer, and each other Lender promptly following such determination.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any comprehensive Sanctions program.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any Property by a Loan Party (including the Equity Interests of any Subsidiary), excluding any Involuntary Disposition; it being understood that (a) an Equity Issuance and (b) the granting of a Lien permitted by Section 8.01 shall not be deemed to be a Disposition.

“Distribution” means any dividend or distribution (whether in cash, securities or other Property) with respect to the Equity Interests of a Loan Party or any Subsidiary.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount and (b) (i) with respect to any amount denominated in any Alternative Currency in connection with Letters of Credit, the equivalent amount thereof in Dollars as determined by the L/C Issuer at such time on the basis of the Spot Rate (determined as of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency and (ii) with respect to cash denominated in Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent on the basis of the Spot Rate for the purchase of Dollars with such Alternative Currency.

“Domestic Subsidiary” means a Subsidiary organized under the laws of any jurisdiction within the United States; provided that any Subsidiary that would otherwise constitute a Domestic Subsidiary and that is a holding company that owns Equity Interests in one or more Foreign Subsidiaries (without giving effect to the last sentence in the definition of “Subsidiary”) but owns no other material assets and does not engage in any material trade or business (other than acting as a holding company for such Equity Interests in Foreign Subsidiaries (without giving effect to the last sentence in the definition of “Subsidiary”)), shall not constitute a Domestic Subsidiary hereunder and shall instead be deemed to be a Foreign Subsidiary hereunder.

“Earnout Obligation” means an obligation to pay the seller in an acquisition a future payment that is contingent upon the financial performance of the business acquired in such acquisition exceeding a specified benchmark level and that becomes payable when such excess financial performance is achieved.

“EBITDA” means with respect to any Person (or any asset of any Person) for any period, without duplication an amount equal to the sum of:

(a)    the Net Income of such Person (or attributable to such asset) for such period; plus

(b)    depreciation and amortization, interest expense, income taxes and impairment of goodwill deducted in calculating such Net Income; plus

(c)    any extraordinary or non-recurring losses deducted in calculating such Net Income; plus

(d)    the Incentive Income Adjustment; plus

(e)    the Other Income Adjustment; plus

(f)    compensation expenses recorded in connection with the assignment of the Permanent Capital Vehicle Options and Stock Based Compensation, in each case deducted in calculating such Net Income; plus

(g)    any changes in the fair value of contingent consideration payable with respect to the acquisition of a business, to the extent deducted in calculating such Net Income and, to the extent management intends to pay such consideration in equity and such payment is recorded on the Borrower’s consolidated statement of operations under GAAP; minus

(h)    any earnings on deferred fee arrangements net of employees’ share added in calculating such Net Income; minus

(i)    any extraordinary or other non-recurring gains included in calculating such Net Income; plus

(j)    with respect to any Affiliated Alternative Asset Business of such Person, the EBITDA (if positive) of such Person with respect to its owned profit percentage of such Affiliated Alternative Asset Business (calculated in the same manner as set forth in this definition of EBITDA, except that neither depreciation nor interest expense shall be included in such calculation); provided that (i) cash related to such EBITDA is contractually obligated to be distributed to such Person and such annual cash distribution in respect thereof is not past due more than 45 days (it being agreed that the determination of whether any such annual cash distribution is overdue shall be made on the date of delivery of the applicable Financial Compliance Certificate pursuant to Section 7.02(a) and without giving effect to any waiver or modification of such due date) and (ii) the amount of EBITDA from all Affiliated Alternative Asset Businesses pursuant to this clause (j) cannot exceed 20% of aggregate Consolidated EBITDA (such aggregate Consolidated EBITDA to be calculated including the EBITDA from Affiliated Alternative Asset Businesses and without giving effect to any adjustment pursuant to this subclause (ii)) during any period.

Notwithstanding the above, (A) it is understood that EBITDA shall not include any amounts to be distributed as Promote Fees to equity holders of any Person other than a Loan Party, (B) upon the occurrence of a Permitted Management Function Transfer, EBITDA (as calculated for any present or past quarter) shall no longer include any income or expenses related to the applicable Fortress Fund (or any gains or losses related thereto), (C) if accrued management fees related to any Fortress Fund have been uncollected in their entirety for a period of six months or more after the due date with respect thereto, then any subsequent accrual of management fees associated with that Fortress Fund will be excluded from the calculation of EBITDA; provided that upon the collection of the total accrued management fees associated with such Fortress Fund, any previously excluded accruals within the test period will be reversed and (D) for purposes of calculating EBITDA of a Loan Party or any Subsidiary, a Consolidated Fortress Fund shall be treated as though it were unconsolidated under GAAP.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 11.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Environmental Laws” means any and all federal, state, local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party or any of their respective Subsidiaries or any Affiliate directly or indirectly resulting from or based upon (a) violation of any Environmental

Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities (other than debt securities) convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options (whether or not presently convertible, exchangeable or exercisable) for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting.

“Equity Issuance” means any issuance by any Loan Party to any Person other than a Loan Party or a Subsidiary of its Equity Interests. The term “Equity Issuance” shall not be deemed to include any Disposition.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code (or within the meaning of Section 414(m) or (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate a Pension Plan, or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan within the meaning of Section 430 of the Internal Revenue Code or Section 303 of ERISA; or (h) the determination that any Multiemployer Plan is in endangered or critical status within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocastle” means Eurocastle Investment Limited, a Guernsey Company.

“Eurocastle Options” means the options with respect to Eurocastle stock owned, directly or indirectly, by any Loan Party.

“Eurodollar Rate” means:

(a)     for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period;

(b)    for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day; and

(c)     if the Eurodollar Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement;

provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

“Eurodollar Rate Loan” means a Revolving Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate”.

“Event of Default” has the meaning specified in Section 9.01.

“Excluded Entities” means, collectively, (a) FOE II and its Subsidiaries, (b) any other Subsidiary or Affiliate of Public FIG the majority of whose shares of Voting Stock is not beneficially owned by FOE I, Principal Holdings or any other Top Tier Guarantor and (c) the Unrestricted Subsidiaries. Notwithstanding anything to the contrary in any Loan Document, Excluded Entities shall not include any of the foregoing Persons that become a Guarantor.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Revolving Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Revolving Commitment (other than pursuant to an assignment request by the Borrower under Section 11.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii), (a)(iii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of February 26, 2013 (as amended by that certain First Amendment to Credit Agreement, Consent and Waiver dated as of January 29, 2014 and as otherwise amended and modified), by and among FIG LLC, as borrower, certain subsidiaries and affiliates of FIG LLC, as guarantors, the lenders from time to time party thereto and Bank of America, as administrative agent and issuing bank.

“Existing Letters of Credit” means the Letters of Credit set forth on Schedule 2.03.

“Extension Amendments” has the meaning specified in Section 11.01.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day;

provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means, collectively, (a) the Bank of America Fee Letter and (b) the Citi Fee Letter.

“FIG Promote Entities” means any entity created with respect to a Private Equity Fund to hold Promote Fees for Persons other than Loan Parties.

“Financial Compliance Certificate” means a certificate substantially in the form of Exhibit 7.02(a) or otherwise in form and substance consistent with Section 7.01 and reasonably acceptable to the Administrative Agent.

“Fitch” means Fitch, Inc.

“FOE I” means Fortress Operating Entity I LP, a Delaware limited partnership.

“FOE II” means FOE II (New) LP, a Delaware limited partnership.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fortress Funds” means (a) any Private Equity Fund, Hedge Fund, TK Entity, Permanent Capital Vehicle or any other public or private investment fund or vehicle managed, directly or indirectly, by a Loan Party or one of its Subsidiaries or Affiliates or any of its investment advisors and (b) any entity that is both (i) a direct or indirect Subsidiary of a Loan Party (without giving effect to the last sentence in the definition of “Subsidiary”) and (ii) the general partner or managing member of (x) a Private Equity Fund, a Hedge Fund or any other public or private investment fund or vehicle or (y) any entity that directly or indirectly Controls any fund or vehicle referred to in subclause (x) above; provided that none of the following shall be deemed to be a Fortress Fund: (A) portfolio companies of a Fortress Fund and (B) so long as any Loan Party or one of its Subsidiaries (without giving effect to the last sentence in the definition of “Subsidiary”), Affiliates or investment advisors does not serve as general partner or managing member thereof, any Private Equity Fund, Hedge Fund, other public or private investment fund or vehicle or managed account that is formed or that any Loan Party or one of its Subsidiaries (without giving effect to the last sentence in the definition of “Subsidiary”), Affiliates or investment advisors serves solely in its capacity as a manager or advisor (and such role began or begins after June 1, 2009).

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund Lender” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)    all obligations for borrowed money, whether current or long-term (including the Obligations that constitute obligations for borrowed money) and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)    all purchase money indebtedness;

(c)    the principal portion of all obligations under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(d)    all obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments for the account of such Person (but only to the extent of amounts drawn thereunder and not reimbursed);

(e)    all obligations in respect of the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and, in each case, not past due for more than 90 days after the date on which such trade account payable was created, (ii) Earnout Obligations to be paid in Equity Interests, (iii) Earnout Obligations (other than Earnout Obligations covered in subclause (ii) above) and purchase price adjustments that are not included as Indebtedness on the balance sheet of such Person unless such Earnout Obligations and purchase price adjustments have been quantified and (iv) obligations with respect to deferred compensation);

(f)    the Attributable Indebtedness of Capital Leases, Sale and Leaseback Transactions, Synthetic Leases and Securitization Transactions;

(g)    all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment on or prior to the Maturity Date (other than any such obligations contingent on prior payment in full of the Obligations) in respect of any Equity Interests in such Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(h)    all Funded Indebtedness of others secured by any Lien on Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; provided that the amount of any such Funded Indebtedness of such Person shall be calculated to be the lower of (i) the amount of Funded Indebtedness of others secured by such Lien and (ii) the value of the assets subject to such Lien at the time such Lien is granted (in the case of any Lien on any Equity Interests of any Person, such value to be calculated as the amount of the cash investment made, directly or indirectly, in exchange for ownership of such Equity Interests);

(i)    all Guarantees with respect to Funded Indebtedness of the types specified in clauses (a) through (h) above of another Person; and

(j)    all Funded Indebtedness of the types referred to in clauses (a) through (i) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, except to the extent that (i) such Funded Indebtedness is recourse to such Person solely as a result of such Person being a general partner of another Person and such Funded Indebtedness is non‑recourse to any Loan Party or any other Subsidiary or (ii) such Funded Indebtedness is expressly made non-recourse to such Person; provided that the amount of any such Funded Indebtedness for which recourse is limited either to a specified amount or to an identified asset of such Person shall be deemed to be equal to the lesser of (x) such specified amount and (y) the value of such identified asset at the time such Funded Indebtedness is incurred (if such identified asset is Equity Interests of any Person, such value to be calculated as the amount of the cash investment made, directly or indirectly, in exchange for ownership of such Equity Interests).

For purposes of calculating Funded Indebtedness of a Loan Party or any Subsidiary, Indebtedness of a Consolidated Fortress Fund shall be excluded.

“GAAP” means (a) generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied (except, solely with respect to the requirement that GAAP be consistently applied, for changes in accordance with GAAP required by the accounting profession or concurred in by the accountants reporting on the financial statements required to be delivered pursuant to this Agreement subject to Section 1.03(b)) and as in effect from time to time or (b) with respect to a Person organized outside of the United States, the generally accepted accounting principles of the applicable country or the International Financial Reporting Standards issued and/or adopted by the International Accounting Standards Board, as applicable, in any such case, as in effect from time to time.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made (including pursuant to any limitations on liability set forth in such Guarantee) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith; provided that, in the case of any Guarantee (as defined under clause (b) above) by such Person of Indebtedness of any primary obligor secured by a Lien, the amount of the Guarantee shall be limited to the lower of (i) the value of the assets subject to such Lien at the time such Lien is granted (in the case of any Lien on any Equity Interests of any Person, such value to be calculated as the amount of the cash investment made, directly or indirectly, in exchange for ownership of such Equity Interests) and (ii) the amount of the Indebtedness so secured. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means (a) FOE I, (b) Principal Holdings, (c) the direct and indirect Material Subsidiaries of FOE I and Principal Holdings to the extent required to be a Guarantor pursuant to Section 7.12 and (d) each such other Person that becomes a Guarantor from time to time in accordance with the terms hereof, and, in each case, their successors and assigns.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent and the Lenders pursuant to Article IV.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Funds” means all hedge funds and related managed accounts whether or not existing or created or acquired after the Closing Date, in each case managed, directly or indirectly, by a Loan Party or one of its Subsidiaries or Affiliates or any of the investment advisors of the foregoing.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Incentive Income Adjustment” means:

(i) for Private Equity Funds, (a) incentive income paid (or declared as a distribution) to such Person minus clawbacks actually paid minus (b) incentive income recorded in accordance with GAAP; plus

(ii) for all Fortress Funds (other than Private Equity Funds) and for Affiliated Alternative Asset Businesses, (x) incentive income on an accrual basis as if such incentive income from such funds and businesses were payable on a quarterly basis minus (y) incentive income recorded in accordance with GAAP.
“Increase Effective Date” has the meaning specified in Section 2.13(c).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)    all Funded Indebtedness;

(b)    the Swap Termination Value of any Swap Contract;

(c)    all obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments for the account of such Person;

(d)    all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (c) above of any other Person; and

(e)    all Indebtedness of the types referred to in clauses (a) through (d) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company or substantially similar entity incorporated or formed, as applicable, under the laws of a jurisdiction outside the United States) in which such Person is a general partner or joint venturer, except to the extent that (i) such Funded Indebtedness is recourse to such Person solely as a result of such Person being a general partner of another Person and such Funded Indebtedness is non‑recourse to any Loan Party or any other Subsidiary or (ii) such Indebtedness is expressly made non-recourse to such Person; provided that the amount of any such Indebtedness for which recourse is limited either to a specified amount or to an identified asset of such Person shall be deemed to be equal to the lesser of (x) such specified amount and (y) the value of such identified asset at the time such Funded Indebtedness is incurred (if such identified asset is Equity Interests of any Person, such value to be calculated as the amount of the cash investment made, directly or indirectly, in exchange for ownership of such Equity Interests).

For purposes of this definition, the amount of any direct obligation arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments shall be the maximum amount available to be drawn thereunder. For purposes of calculating Indebtedness of a Loan Party or any Subsidiary, Indebtedness of a Consolidated Fortress Fund shall be excluded.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Ineligible Assignees” means (a) those certain Persons set forth in the Ineligible Assignees Letter Agreement, (b) all Affiliates thereof that are readily identifiable by name and (c) any Affiliate of each such Person referred to in clause (a) or (b) that is identified in writing to the Administrative Agent from time to time.

“Ineligible Assignees Letter Agreement” means that certain letter agreement, dated as of the Closing Date, between the Borrower and the Administrative Agent, as such letter agreement may be amended or modified from time to time with the consent of the Borrower and, in accordance with Section 10.10, the Administrative Agent.

“Information” has the meaning specified in Section 11.07.

“Interest Charges” means, with respect to any Person (or any asset of any Person) for any period an amount equal to the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) of such Person or in connection with the deferred purchase price of assets of such Person for such period, in each case to the extent treated as interest in accordance with GAAP, plus (b) the portion of rent expense with respect to such period under Capital Leases of such Person that is treated as interest in accordance with GAAP plus (c) the implied interest component of Synthetic Leases of such Person with respect to such period.

“Interest Payment Date” means (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the applicable Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the applicable Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months (or, subject to the consent of all applicable Lenders, such other period) thereafter, as selected by the Borrower in its Loan Notice; provided that:

(a)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)    no Interest Period shall extend beyond the applicable Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) an Acquisition.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any Property of a Loan Party or any of its Subsidiaries.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means, with respect to any Letter of Credit, the Letter of Credit Application and any other document, agreement and instrument entered into by the Borrower (or any Affiliate) with or in favor of the L/C Issuer and relating to any such Letter of Credit.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit 7.12 (or otherwise in form and substance reasonably acceptable to the Administrative Agent) executed and delivered by a Person in accordance with the provisions of Section 7.12.

“Judgment Currency” has the meaning specified in Section 11.17.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage. All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing of Revolving Loans. All L/C Borrowings shall be denominated in Dollars.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lenders” means each of the Persons identified as a “Lender” on the signature pages hereto, each Lender who becomes a Lender in accordance with Section 11.06 and each Additional Lender and their respective successors and permitted assigns.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. To the extent the context requires, each reference to a Lender shall include its applicable Lending Office.

“Letter of Credit” means any standby letters of credit issued hereunder and shall include the Existing Letters of Credit. Letters of Credit may be issued in Dollars or in Alternative Currency (subject to the Alternative Currency Letter of Credit Sublimit).

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the date 30 days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) the Aggregate Revolving Commitments and (b) FIFTEEN MILLION DOLLARS ($15,000,000); provided that the Letter of Credit Sublimit may be increased with the consent of the Borrower and the L/C Issuer but not to exceed the Aggregate Revolving Commitments. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“LIBOR” has the meaning specified in the definition of “Eurodollar Rate.”

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capital Lease).

“Loan” means an extension of credit by the Lenders to the Borrower, as referenced in Article II, in the form of a Revolving Loan.

“Loan Amendment” has the meaning specified in Section 11.01.

“Loan Documents” means this Agreement, each Revolving Note, each Issuer Document, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.14, each Joinder Agreement, the Fee Letters and the Ineligible Assignees Letter Agreement.

“Loan Modification Offer” has the meaning specified in Section 11.01.

“Loan Notice” means a notice of (a) a Borrowing of Revolving Loans, (b) a conversion of Revolving Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, in each case pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit 2.02 or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Loan Parties” means, collectively, the Borrower and the Guarantors.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.

“Managed Account” means any investment vehicle on behalf of a third party for which (i) investment decisions regarding some or all of the capital in the investment vehicle are made by a Loan Party, one of its Subsidiaries or Affiliates or any of its investment advisers and (ii) one investor or sponsor has the contractual right either to (A) terminate, dissolve, liquidate or wind up the investment vehicle (or begin the process of same) or (B) terminate the ability of such Loan Party, Subsidiary, Affiliate or investment advisor to make investment decisions on behalf of the investment vehicle.

“Management Agreements” means all agreements and Organization Documents that set forth Management Fees therein to which a Loan Party or a Subsidiary is a party (including any such agreements with or Organization Documents of any Affiliated Alternative Assets Business).
“Management Fees” means any management fees paid pursuant to a Management Agreement; provided that,

with respect to any Affiliated Alternative Assets Business, "Management Fees" shall refer to any profit share paid pursuant to a Management Agreement to the holders of a minority interest in such Affiliated Alternative Asset Business (it being understood that any such profit share is based solely on the equity ownership by the holders of a minority interest in such Affiliated Alternative Asset Business).

“Management Fee Earning Assets” means the sum of (a) in connection with a Traditional Asset Business, 33% of all assets subject to a Management Agreement in which a Loan Party, directly or indirectly, earns Management Fees, (b) in connection with an Alternative Asset Business, 100% of all assets subject to a Management Agreement in which a Loan Party, directly or indirectly, earns Management Fees and (c) in connection with Investments in an Affiliated Alternative Asset Business, a percentage of all assets subject to a Management Agreement in which a Loan Party, directly or indirectly, earns Management Fees, such percentage to be based on the lowest profit share to be earned, directly or indirectly, by such Loan Party during the next twelve months; provided that assets of a Fortress Fund shall not be considered to be Management Fee Earning Assets if an event occurs that causes such Fortress Fund to (or a public announcement is made that such Fortress Fund will) terminate, dissolve, liquidate or wind up, or begin process of same, other than (x) a scheduled orderly unwinding of a Private Equity Fund or (y) a Permitted Fund Termination.
“Margin Stock” has the meaning specified in Regulation U issued by the FRB.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or financial condition of the Loan Parties and their Subsidiaries taken as a whole; (b) a material impairment of the ability of the Loan Parties, taken as a whole, to perform their material obligations under any Loan Document to which they are a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party; provided that nothing disclosed in the reports and other documents furnished to or filed with the SEC by the Borrower or Public FIG and that are publicly available at least five (5) Business Days prior to the Closing Date shall constitute a Material Adverse Effect.

“Material Subsidiary” means (a) any Subsidiary of a Loan Party that either directly or indirectly through another Subsidiary (i) generated any revenues or cash flow of $10,000,000 or more in the most recently ended fiscal year for which the Reported Financial Information has been delivered (or with respect to any newly acquired or newly formed Subsidiary, the most recently ended fiscal year for which financial statements of such new Subsidiary are available) or (ii) owned assets with an aggregate value greater than or equal to $40,000,000 (excluding the value of leasehold improvements) as of the end of the most recently ended fiscal year for which the Reported Financial Information has been delivered (or with respect to any newly acquired or newly formed Subsidiary, the most recently ended fiscal year for which financial statements of such new Subsidiary are available) and (b) any other Subsidiary of a Loan Party designated by the Borrower from time to time; provided that the aggregate value of all assets owned by Subsidiaries of Loan Parties that are not Material Subsidiaries under this definition shall not exceed $150,000,000 (excluding the value of leasehold improvements) as of the end of the most recently ended fiscal year for which the Reported Financial Information has been delivered (after giving effect to any Subsidiary being designated as a Material Subsidiary by the Borrower in connection with the delivery of the Reported Financial Information for such fiscal year).

“Maturity Date” means January 15, 2021, as it may be extended in accordance with the terms hereof.

“Maximum Rate” has the meaning specified in Section 11.09.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 102% of the Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time, (ii) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.14(a)(i), (a)(ii) or (a)(iii), an amount equal to 102% of the Outstanding Amount of all L/C Obligations, and (iii) otherwise, an amount determined by the Administrative Agent and the L/C Issuer in their reasonable credit judgment.

“MLPFS” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its capacity as an Arranger.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Income” means, with respect to any Person (or any asset of any Person) for any period, the net income of such Person (or attributable to such asset) for that period, as determined in accordance with GAAP.

“Newcastle” means Newcastle Investment Corp., a Maryland corporation.

“Newcastle Options” means the options with respect to Newcastle stock owned, directly or indirectly, by any Loan Party.

“Non-Consenting Lender” means any Lender that (a) does not approve any proposed change, consent, waiver, discharge, termination or amendment with respect to any Loan Document that (i) requires the approval of all Lenders or all affected Lenders, as applicable, in accordance with the terms of Section 11.01 and (ii) has been approved by the Required Lenders, (b) is not an Accepting Lender in connection with an Extension Amendment, or (c) does not agree to Refinanced Revolving Loans or Replacement Revolving Loans, as applicable, pursuant to clause (vii) of the proviso set forth at the end of Section 11.01.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Non-Financial Compliance Certificate” means a certificate substantially in the form of Exhibit 7.02(b), or otherwise in form and substance reasonably acceptable to the Administrative Agent.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. The foregoing shall also include (a) all obligations under any Credit Facility Swap Contract that is permitted to be incurred pursuant to Section 8.02(d) and (b) all obligations under any Treasury Management Agreement.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Offshore Hedge Funds” means any Hedge Fund organized outside of the United States.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Income Adjustment” means:

(a)    (i) realized or unrealized losses (including impairments) from all Investments minus (ii) realized and unrealized gains with respect to all Investments minus (iii) equity method earnings (losses) recorded with respect to all Investments accounted for under the equity method in accordance with GAAP (including, as applicable, all equity method Investments in Private Equity Funds and Hedge Funds), minus

(b)    unrealized gains (unrealized losses) on the Permanent Capital Vehicle Options, plus

(c)    (i) proceeds from the sale of shares received pursuant to the exercise of Permanent Capital Vehicle Options, in excess of their strike price minus (ii) management fee income recorded in accordance with GAAP in connection with the receipt of such Permanent Capital Vehicle Options.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means (a) with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of any Loans occurring on such date; and (b) with respect to any L/C Obligations on any date, the Dollar Equivalent of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by or on behalf of the Borrower of Unreimbursed Amounts or any refinancings thereof.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the Federal Funds Rate and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in such Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Funding Rules” means the rules of the Internal Revenue Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in Sections 412, 430 and 436 of the Internal Revenue Code and Sections 302 and 303 of ERISA.

“Pension Plan” means any employee pension benefit plan within the meaning of Section 3(2) of ERISA (exclusive of any Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV or ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code.

“Permanent Capital Vehicle” means Eurocastle, Newcastle, New Residential Investment Corp., New Media Investment Group Inc., New Senior Investment Group Inc. and any Additional Permanent Capital Vehicle.

“Permanent Capital Vehicle Options” means the Eurocastle Options, the Newcastle Options and any other options with respect to the Equity Interests of any other Permanent Capital Vehicle that are owned, directly or indirectly, by any Loan Party.

“Permitted Fund Termination” means the termination, dissolution, liquidation or wind up of a Fortress Fund either (a) after the last asset or Investment in such Fortress Fund is sold in the ordinary course of business or (b) after the term or the date of dissolution as stated in the applicable Fortress Fund agreement.

“Permitted Liens” means, at any time, Liens in respect of Property of a Loan Party or any of its Subsidiaries permitted to exist at such time pursuant to the terms of Section 8.01.

“Permitted Management Function Transfer” means the transfer of the management functions of a Fortress Fund from a Loan Party to such Fortress Fund itself for consideration at least equal to the greater of (i) fair market value (whether in cash or equity), determined by the Borrower in a commercially reasonable manner, and (ii) the aggregate amount of net Management Fees and net Promote Fees expected to be earned over the period from the consummation of such transfer to the Maturity Date; provided that (a) no Event of Default exists or would be caused by such transfer and (b) immediately after giving effect thereto, the Loan Parties shall be in compliance with the financial covenants in Section 8.09 (as of the last day of the most recently ended fiscal quarter for which the Reported Financial Information has been delivered) on a Pro Forma Basis as if such transfer had occurred as of the first day of the most recent four fiscal quarter period preceding such date of determination for which the Reported Financial Information has been delivered.

“Permitted Tax Distribution” means all Tax Distributions (as such term is defined, on the Closing Date, in a Top Tier Guarantor’s partnership agreement (as amended) or with respect to Top Tier Guarantors created after the Closing Date, in a manner consistent with such existing Top Tier Guarantor’s partnership agreements (as amended)).
“Permitted Transfers” means (a) Dispositions of assets or properties in the ordinary course of business; (b) Dispositions of Property to a Loan Party or any Subsidiary, including any such Disposition of Investments in Material Subsidiaries; provided, that if the transferor of such Property is a Loan Party then the transferee thereof must be a Loan Party; (c) Dispositions of Investments other than Investments in Material Subsidiaries; (d) Dispositions of accounts receivable in connection with the collection, settlement or compromise thereof; (e) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Loan Parties and their Subsidiaries, taken as a whole; (f) to the extent constituting a Disposition, any merger, consolidation, liquidation or dissolution otherwise permitted by Section 8.03; (g) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property; and (h) to the extent constituting a Disposition, Restricted Payments otherwise permitted by Section 8.05.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan but not including a Multiemployer Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 7.02.

“Principal Holdings” means Principal Holdings I LP, a Delaware limited partnership.

“Principals” means Wesley R. Edens, Peter L. Briger, Jr. and Randal A. Nardone.

“Private Equity Fund” means all private equity funds and related managed accounts whether now existing or created or acquired after the Closing Date, in each case managed by a Loan Party or any one of its other Subsidiaries or Affiliates or any investment advisor of the foregoing.

“Pro Forma Basis” means, for purposes of calculating the financial covenants set forth in Section 8.09, that any Disposition (other than Permitted Transfers), Acquisition, incurrence of Indebtedness (and the application of the proceeds thereof) pursuant to Section 8.02(k) or repayment of Indebtedness that was incurred pursuant to Section 8.02(k) shall be deemed to have occurred as of the first day of the most recent four fiscal quarter period preceding the date of such transaction for which the Reported Financial Information has been delivered. In connection with the foregoing, income statement and cash flow statement items (whether positive or negative) attributable to the Property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction.

“Promote Fees” means distributions paid as “incentive fees,” “incentive allocations” or “promote fees” pursuant to any Management Agreement or any Organization Document of a Fortress Fund.

“Property” means any interest of any kind in any property or asset, whether real, personal or mixed, or tangible or intangible.

“Public FIG” means Fortress Investment Group LLC, a Delaware limited liability company, a public company listed on the New York Stock Exchange.

“Public Lender” has the meaning specified in Section 7.02.

“Qualified ECP Guarantor” has the meaning specified in Section 4.01(c).

“Recipient” means the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Refinanced Revolving Loans” has the meaning specified in Section 11.01.

“Register” has the meaning specified in Section 11.06(c).

“Registered Public Accounting Firm” means an independent certified public accountant.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Removal Effective Date” has the meaning specified in Section 10.06(b).

“Replacement Revolving Loans” has the meaning specified in Section 11.01.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Reported Financial Information” means the financial statements delivered pursuant to Section 7.01(a) or (b) or, if earlier, the Financial Compliance Certificate delivered pursuant to Section 7.02(a).

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided that, the amount of any participation in any Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the L/C Issuer, in making such determination.

“Resignation Effective Date” has the meaning specified in Section 10.06(a).

“Responsible Officer” means (i) the chief executive officer, principal accounting officer, controller, president or chief financial officer or any vice president, secretary or assistant secretary of a Loan Party (or, as applicable, its general partner or managing member), (ii) any of the foregoing officers of Public FIG, to the extent such officer is an authorized signatory of the applicable Loan Party and (iii) solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers or authorized signatories in a notice to the Administrative Agent, or any other officer, authorized signatory or employee of the applicable Loan Party (or, as applicable, its general partner or managing member) designated in writing in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of a Loan Party or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or on account of any return of capital to a Loan Party’s stockholders, partners or members (or the equivalent Person thereof).

“Revaluation Date” means, with respect to any Letter of Credit, each of the following: (a) each date of issuance of any Letter of Credit denominated in an Alternative Currency, (b) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (c) each date of any payment by the L/C Issuer of any Letter of Credit denominated in an Alternative Currency, (d) the last Business Day of each calendar month and (e) such additional dates as the Administrative Agent or the L/C Issuer shall require.

“Revolving Commitment” means, as to each Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01 and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption or other documentation pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including pursuant to Section 2.13).

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Loans and such Lender’s participation in L/C Obligations at such time.

“Revolving Loan” has the meaning specified in Section 2.01.

“Revolving Note” has the meaning specified in Section 2.10(a).

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw‑Hill Financial Inc. and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to a Loan Party or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby a Loan Party or such Subsidiary shall sell or transfer any Property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such Property or other Property that it intends to use for substantially the same purpose or purposes as the Property being sold or transferred.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the L/C Issuer, as applicable, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the applicable Alternative Currency.

“Sanction(s)” means any international economic sanction administered or enforced by the United States federal government (including, without limitation, OFAC), the European Union or Her Majesty’s Treasury.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securitization Transaction” means, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of such Person.

“Spot Rate” for a currency means the rate determined by the Administrative Agent or the L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in Alternative Currency.

“SPV” means any Person whose Equity Interests are owned, directly or indirectly, by a Loan Party that (a) is formed solely for the purpose of making an Investment in a Fortress Fund and (b) borrows the money to make such Investments from Persons other than the Loan Parties; provided, however, that the Indebtedness of such SPV shall not be recourse to the Loan Parties, any of their Subsidiaries or their assets.

“Stock Based Compensation” means “stock based compensation” (as defined in Financial Accounting Standards Board Accounting Standards Codification Topic 718: Compensation - Stock Compensation) consisting of Equity Interests in Public FIG and its consolidated subsidiaries (including, without limitation, the Loan Parties).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Loan Party; provided that, unless otherwise specifically provided, none of (a) the Borrower, (b) a Fortress Fund or any of its Subsidiaries, (c) any FIG Promote Entity, (d) any SPV, (e) Fortress VRF I LLC or (f) any Excluded Entity, shall be deemed to be a Subsidiary of a Loan Party.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other similar master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Contract Provider” means (a) any Person that, at the time it enters into a Swap Contract with a Loan Party, is a Lender or an Affiliate of a Lender (even if such Person thereafter ceases to be a Lender or such Person’s Affiliate ceases to be a Lender) and (b) any Lender on the Closing Date or Affiliate of such Lender that is party to a Swap Contract with any Loan Party in existence on the Closing Date, in each case to the extent permitted by Section 8.02(d).

“Swap Obligations” means with respect to any Credit Facility Swap Contract, the Obligations of the Loan Party that is the party thereto under such Credit Facility Swap Contract.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) that the applicable Loan Party or Subsidiary is required to pay and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts that the applicable Loan Party or Subsidiary would be required to pay, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $25,000,000.

“TK Agreement” means a tokumei kumiai agreement governed by the Commercial Code of Japan.

“TK Entity” means a Subsidiary of a Loan Party (without giving effect to the last sentence in the definition of “Subsidiary”) all or substantially all of whose assets are subject to a TK Agreement.
“TK Parent” means a Subsidiary of a Loan Party (without giving effect to the last sentence in the definition of “Subsidiary”) who is the direct owner of a TK Entity.
“Top Tier Guarantors” means, collectively, (a) FOE I, (b) Principal Holdings and (c) any other Person that becomes a Guarantor and the Equity Interests of such Person are held, at least in part, by FIG Asset Co. LLC, FIG Corp. and/or a newly formed or acquired sister entity thereof and which are not held by a Loan Party or a Subsidiary.

“Total Credit Exposure” means, as to any Lender at any time, the sum of the unused Revolving Commitments and Revolving Credit Exposure of such Lender at such time.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans and all L/C Obligations.

“Traditional Asset Business” means a business that generates annual Management Fees (including any Management Fees generated on a co-managed basis) greater than or equal to 0.10% of total assets of such business subject to Management Agreements but less than or equal to 0.95% of total assets of such business subject to Management Agreements.

“Treasury Management Agreement” means any agreement entered into between a Loan Party and a Treasury Management Bank governing the provision of treasury or cash management services, including deposit accounts, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Treasury Management Bank” means (a) any Person that, at the time it enters into a Treasury Management Agreement, is a Lender or an Affiliate of a Lender (even if such Person thereafter ceases to be a Lender or such Person’s Affiliate ceases to be a Lender) and (b) any Lender on the Closing Date or Affiliate of such Lender that is a party to a Treasury Management Agreement with any Loan Party in existence on the Closing Date.

“Type” means, with respect to any Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Subsidiary” means any Subsidiary identified by the Borrower as an Unrestricted Subsidiary on Schedule 6.12(b), but subject to Section 7.15.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Wholly Owned Subsidiary” means, as to any Person, any other Person all of the Equity Interests of which (other than (a) directors’ qualifying shares and (b) shares issued to foreign nationals to the extent required by applicable law) are owned by such Person directly and/or through other Persons who constitute Wholly Owned Subsidiaries.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02    Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, amendment and restatements, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)    If any certificate, notice, report, document or other information is required to be delivered by any Loan Party under any Loan Document on a day that is not a Business Day, the date for delivery thereof shall be extended to the next succeeding Business Day.

(e)    Any reference in any Loan Document to the “payment in full” of the Obligations (or words of similar import) shall be a reference to the payment in full of the Obligations (other than unasserted indemnification and expense reimbursement obligations and obligations and liabilities under Credit Facility Swap Contracts and Treasury Management Agreements that are not yet due and payable), the expiration or termination of all Letters of Credit (other than Letters of Credit that have been Cash Collateralized or as to which other arrangements reasonably satisfactory to the Administrative Agent and the L/C Issuer shall have been made) and the termination or expiration of the Aggregate Revolving Commitments.

1.03    Accounting Terms.

(a)    Generally. Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis (except, solely with respect to the requirement that GAAP be consistently applied, for changes in accordance with GAAP required by the accounting profession or concurred to by the accountants reporting on the financial statements required to be delivered pursuant to this Agreement, subject to Section 1.03(b)), as in effect from time to time; provided, however, that calculations of Attributable Indebtedness under any Synthetic Lease or the implied interest component of any Synthetic Lease shall be made by the Borrower in accordance with accepted financial practice and consistent with the terms of such Synthetic Lease.

(b)    Changes in GAAP. If at any time any change in GAAP or the application thereof would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement (including any definition applicable thereto) to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Borrower and the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP or application thereof.

(c)    Calculations. Notwithstanding the above, the parties hereto acknowledge and agree that all calculations of, or compliance with, the financial covenants in Section 8.09 (i) shall be made on a Pro Forma Basis and (ii) for the avoidance of doubt, shall not include any assets, liabilities, revenues or expenses of the Excluded Entities.

1.04    Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05    Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06    Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time (other than, solely with respect to this proviso, for purposes of calculating (a) any fees applicable thereto pursuant to Section 2.08 or (b) the Consolidated Leverage Ratio).

1.07    Exchange Rates; Currency Equivalents.

(a)    The Administrative Agent or the L/C Issuer shall determine as of each Revaluation Date the Spot Rates to be used for calculating Dollar Equivalent amounts of Letters of Credit and Outstanding Amounts denominated in Alternative Currency. Such Spot Rates shall be effective as of each such Revaluation Date and shall be the Spot Rates employed in converting any amounts between Dollars and Alternative Currency until the next Revaluation Date to occur. Except as otherwise expressly provided herein, the applicable amount of Alternative Currency for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the L/C Issuer, as applicable.

(b)    Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Letter of Credit is denominated in Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with a rounding-up if there is no nearest number), as determined by the Administrative Agent or the L/C Issuer, as applicable.

ARTICLE II

THE REVOLVING COMMITMENTS AND CREDIT EXTENSIONS

2.01    Revolving Loans.

Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower in Dollars from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Borrowing of Revolving Loans, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments and (ii) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Commitment. Within the limits of each Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.04, and reborrow under this Section 2.01. All Revolving Loans made on the Closing Date shall be Base Rate Loans unless the Administrative Agent shall have received a funding indemnity letter (in form and substance reasonably satisfactory to the Administrative Agent) at least three (3) Business days prior to the Closing Date. Thereafter, Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02    Borrowings, Conversions and Continuations of Loans.

(a)    Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone, or (B) a Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a Loan Notice. Each such Loan Notice must be received by the Administrative Agent not later than 12:00 noon (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of, Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 12:00 noon four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 12:00 noon, three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $2,500,000 or a whole multiple of $500,000 in excess thereof. Except as provided in Section 2.03(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of such Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of a Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)    Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each applicable Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each applicable Lender of the details of any automatic conversion to Base Rate Loans as described in the preceding Section 2.02(a). In the case of a Borrowing, each applicable Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 2:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date of a Borrowing of Revolving Loans, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings and second, shall be made available to the Borrower as provided above.

(c)    Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of the Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurodollar Rate Loans be converted immediately to Base Rate Loans.

(d)    The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)    After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to all outstanding Loans.

2.03    Letters of Credit.

(a)    The Letter of Credit Commitment.

(i)    Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit in Dollars or Alternative Currency for the account of any of the Loan Parties or any of their respective Affiliates, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b) and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Loan Parties or their Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (x) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Commitment, (y) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit and (z) the Outstanding Amount of L/C Obligations denominated in Alternative Currency shall not exceed the Alternative Currency Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof. Existing Letters of Credit may not be renewed or extended upon the current expiry date thereof but may be replaced with new Letters of Credit pursuant to the terms of this Section 2.03.

(ii)    The L/C Issuer shall not issue any Letter of Credit if:

(A)    the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B)    the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date; provided that if the expiration date of a Letter of Credit is beyond the Maturity Date, then no later than the Letter of Credit Expiration Date, the Borrower shall fully Cash Collateralize such Letter of Credit (and all fees and expenses related thereto) in manner reasonably acceptable to the Administrative Agent and the L/C Issuer.

(iii)    The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)    the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer;

(C)    except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000.

(D)    such Letter of Credit is to be denominated in a currency other than Dollars or Alternative Currency; or

(E)    any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iv)    The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v)    The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi)    The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)	Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letter of Credit

(i)    Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the L/C Issuer, by personal delivery or by any other means acceptable to the L/C Issuer. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 12:00 noon at least five (5) Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion or such later date as the L/C Issuer may determine in its sole discretion with respect to any Letter of Credit denominated in Alternative Currency) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.

(ii)    Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 5.02 shall not be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or the applicable Loan Party or Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii)    If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto‑Extension Letter of Credit”); provided that any such Auto‑Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve‑month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non‑Extension Notice Date”) in each such twelve‑month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto‑Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or (iii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non‑Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv)    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)    Drawings and Reimbursements; Funding of Participations.

(i)    Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 2:00 p.m. on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in Dollars or at the Applicable Time on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in Alternative Currency (each such date, an “Honor Date”) (if the Borrower has received notice of such drawing prior to 10:00 a.m. on the Honor Date), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing (which reimbursement may be made through a Borrowing of Revolving Loans); provided, however, if such notice has not been received by the Borrower prior to 10:00 a.m. on the Honor Date, the Borrower shall so reimburse the L/C Issuer through the Administrative Agent not later than 2:00 p.m. on the Business Day immediately following the day that the Borrower receives such notice. In the case of a Letter of Credit denominated in Dollars, the Borrower shall reimburse the L/C Issuer in Dollars. In the case of a Letter of Credit denominated in Alternative Currency, the Borrower shall reimburse the L/C Issuer in Dollars unless the L/C Issuer (at its option) shall specify in such notice that it will require payment in Alternative Currency. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in Alternative Currency, the L/C Issuer shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice) and that, after giving effect to such Borrowing, the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments. Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided, that the lack of such immediate written confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)    Each Lender shall upon any notice of an Unreimbursed Amount pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral for this purpose) for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer in Dollars, or if requested by the L/C Issuer pursuant to the provisions of Section 2.03(c)(i), the equivalent amount thereof in Alternative Currency as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined as of such funding date) for the purchase of Alternative Currency with Dollars.

(iii)    With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)    Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)    Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 5.02 (other than delivery by the Borrower of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)    If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03

(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Overnight Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d)    Repayment of Participations.

(i)    At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of cash collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)    If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this Section 2.03(d)(ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)    Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)    any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)    the existence of any claim, counterclaim, setoff, defense or other right that the Borrower, any Loan Party or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)    waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of the Borrower or any waiver by the L/C Issuer which does not in fact materially prejudice the Borrower;

(v)    honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi)    any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC or the ISP, as applicable;

(vii)    any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(viii)    any adverse change in the relevant exchange rates or in the availability of Alternative Currency to the Borrower, any Loan Party or any Subsidiary or in the relevant currency markets generally; or

(ix)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)    Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (ix) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit unless the L/C Issuer is prevented or prohibited from so paying as a result of any order or directive of any court or other Governmental Authority. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)    Applicability of ISP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each Letter of Credit. Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Borrower for, and the L/C Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h)    Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender, subject to Section 2.15, in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the Dollar Equivalent of the daily maximum amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default under Section 9.01(a) exists with respect to the payment of principal, interest and/or fees, all Letter of Credit Fees shall accrue at the Default Rate.

(i)    Fronting Fee and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to each L/C Issuer for its own account a fronting fee in Dollars with respect to each Letter of Credit, at the rate per annum specified in the Fee Letters (or such other amount as agreed to between the Borrower and each L/C Issuer), computed on the Dollar Equivalent actual daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit) and on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit (or with respect to Existing Letters of Credit, the Closing Date), on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within ten (10) days of demand and are nonrefundable.

(j)    Conflict with Issuer Documents. Notwithstanding anything else to the contrary herein or in any Issuer Document, in the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k)    Letters of Credit Issued for other Loan Parties or Affiliates. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, another Loan Party or any Affiliate of a Loan Party, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any of the other Loan Parties or any of their respective Affiliates inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Persons.

2.04    Prepayments.

(a)    Voluntary Prepayments of Loans. The Borrower may, upon notice from the Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 12:00 noon (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any such prepayment of Eurodollar Rate Loans shall be in a principal amount of $2,500,000 or a whole multiple of $500,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); and (C) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding). Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment pursuant to this Section 2.04(a) shall be applied as set forth in Section 2.04(c).

(b)    Mandatory Prepayments of Loans; Cash Collateral for Alternative Currency Letters of Credit.

(i)    If for any reason the Total Revolving Outstandings at any time exceed the Aggregate Revolving Commitments then in effect (other than with respect to Letters of Credit to the extent Cash Collateralized), the Borrower shall promptly, but in any case within two Business Days thereafter, prepay Revolving Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.04(b) unless after the prepayment in full of the Revolving Loans the Total Revolving Outstandings exceed the Aggregate Revolving Commitments then in effect. Any prepayment pursuant to this Section 2.04(b) shall be applied as set forth in Section 2.04(c).

(ii)    If, at any time, the Administrative Agent notifies the Borrower that the Outstanding Amount of all L/C Obligations in Alternative Currency at such time exceeds 102% of the Alternative Currency Letter of Credit Sublimit then in effect, then, within five Business Days after receipt of such notice, the Borrower shall Cash Collateralize the L/C Obligations in an aggregate amount equal to the amount by which the Outstanding Amount of all L/C Obligations in Alternative Currency exceeds the Alternative Currency Letter of Credit Sublimit.

(c)     Application of Voluntary and Mandatory Prepayments. All amounts repaid pursuant to this Section 2.04 shall be applied as follows, first, ratably to the L/C Borrowings, second, to the outstanding Revolving Loans, and, third, to the extent the Outstanding Amount of Letters of Credit exceeds the Letter of Credit Sublimit, to Cash Collateralize the remaining L/C Obligations to such extent. Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans and then to Eurodollar Rate Loans in direct order of Interest Period maturities. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

2.05    Termination or Reduction of Revolving Commitments.

(a)    The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Commitments, or from time to time permanently reduce the Aggregate Revolving Commitments to an amount not less than the Outstanding Amount of Revolving Loans and L/C Obligations; provided that (a) any such notice shall be received by the Administrative Agent not later than 12:00 noon three Business Days prior to the date of termination or reduction (or such shorter period agreed to by the Administrative Agent), (b) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof and (c) if, after giving effect to any reduction of the Aggregate Revolving Commitments, the Letter of Credit Sublimit or the Alternative Currency Letter of Credit Sublimit exceeds the amount of the Aggregate Revolving Commitments, such sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Revolving Commitments. Any reduction of the Aggregate Revolving Commitments shall be applied to the Revolving Commitment of each Lender according to its Applicable Percentage. All fees accrued with respect thereto until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination.

(b)    The Borrower may terminate the unused amount of the Revolving Commitment of a Defaulting Lender upon not less than three Business Days’ prior notice to such Defaulting Lender and the Administrative Agent (which will promptly notify the other Lenders thereof) and the Aggregate Revolving Commitments shall be reduced by such amount; provided that such termination will not be deemed to be a waiver or release of any claim the Loan Parties, the Administrative Agent, the L/C Issuer or any Lender may have against such Defaulting Lender.

2.06    Repayment of Loans.

The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of all Revolving Loans outstanding on such date, together with all accrued but unpaid interest and all other amounts owing with respect thereto.

2.07    Interest.

(a)    Subject to the provisions of Section 2.07(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period applicable thereto at a rate per annum equal to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Rate and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)    (i)    While any Event of Default under Section 9.01(a) exists with respect to the payment of principal, interest and/or fees, the Borrower shall pay interest on all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.08    Fees.

In addition to certain fees described in Sections 2.03(h) and (i):

(a)    Commitment Fees. The Borrower shall pay to the Administrative Agent, for the account of each Lender in accordance with its Applicable Percentage, a commitment fee equal to the product of (i) the Applicable Rate times (ii) the actual daily amount by which the Aggregate Revolving Commitments then in effect exceed the sum of (A) the Outstanding Amount of Revolving Loans plus (B) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.15. The Commitment Fees shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Section 5.02 is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Maturity Date. The Commitment Fees shall be calculated quarterly in arrears.

(b)    Fee Letters. The Borrower shall pay (i) to Bank of America and MLPFS, for their own respective accounts fees, in the amounts and at the times specified in the Bank of America Fee Letter and (ii) to Citigroup Global Markets Inc. in the amounts and at the times specified in the Citi Fee Letter. Such fees shall be fully earned when paid and shall be non-refundable for any reason whatsoever.

2.09    Computation of Interest and Fees.

All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.

All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.10    Evidence of Debt.

(a)    The Credit Extensions made by each Lender and amounts of principal and interest payable or paid to such Lender from time to time hereunder shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. At the request of a Lender, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a promissory note, which shall evidence a Lender’s Revolving Loans, in substantially the form of Exhibit 2.10(a) (each a “Revolving Note”), in addition to such accounts or records. Each Lender may attach schedules to its Revolving Note(s) and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)    In addition to the accounts and records referred to in Section 2.10(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c)    The Administrative Agent shall promptly provide copies of the accounts and records maintained in accordance with this Section 2.10 to the Borrower at its reasonable request.

2.11    Payments Generally; Administrative Agent’s Clawback.

(a)    General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m. in the case of payment in Dollars or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in Alternative Currency shall, in each case, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Subject to the definition of “Interest Period”, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)    (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 1:00 p.m. on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of any Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. In the event the Borrower pays such amount to the Administrative Agent, then such amount shall reduce the principal amount of such Borrowing. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)    Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.11(b) shall be conclusive, absent manifest error.

(c)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e)    Funding Source. Nothing herein shall be deemed to obligate (i) any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner or (ii) any Lender (other than the L/C Issuer with respect to Letters of Credit denominated in Alternative Currency) to make any payments or Loans in any currency other than Dollars.

2.12    Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations held by it (excluding any amounts received by the L/C Issuer to secure the obligations of a Defaulting Lender to fund risk participations hereunder) resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations of the other applicable Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the applicable Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i)    if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)    the provisions of this Section 2.12 shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.14, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than an assignment to the Borrower, any other Loan Party or any Subsidiary thereof (as to which the provisions of this Section 2.12 shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.13    Increase in Revolving Commitments.

(a)Request for Increase. Subject to the terms and conditions of this Section 2.13, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time, request an increase in the Aggregate Revolving Commitments by an amount (for all such increases) not exceeding $25,000,000; provided that any such request for an increase shall be in a minimum amount of $5,000,000 and integral multiples of $1,000,000. No consent of any Lender (other than Lenders participating in the increase) shall be required for any increase in Commitments under this Section 2.13.

(b)Increase provided by Existing Lenders or Additional Lenders. To achieve the full amount of a requested increase, the Borrower may (i) request one or more existing Lenders to increase its Revolving Commitment (it being understood and agreed that no existing Lender shall be required to provide an additional Revolving Commitment) and/or (ii) subject to the approval of the Administrative Agent and the L/C Issuer (such approval not to be unreasonably withheld or delayed), invite one or more additional Eligible Assignees to provide a Revolving Commitment and become a Lender pursuant to a lender joinder agreement in form and substance reasonably satisfactory to the Administrative Agent (each such Eligible Assignee that provides a Revolving Commitment, an “Additional Lender”).

(c)Effective Date and Allocations. If the Aggregate Revolving Commitments are increased in accordance with this Section 2.13, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) of such increase and the Borrower, in consultation with the Administrative Agent, shall determine the final allocation of such increase. The Borrower shall promptly notify the Administrative Agent of the final allocation of such increase and, promptly after such notification, the Administrative Agent shall promptly notify the Lenders of the final allocation of such increase and the Increase Effective Date and shall provide an updated Schedule 2.01 reflecting such changes.

(d)Conditions to Effectiveness of Increase. As a condition precedent to such increase, and in addition to the other requirements set forth in this Section 2.13, the following conditions precedent shall be satisfied:
(i)    the Aggregate Revolving Commitments shall not exceed $300,000,000 without the consent of the Required Lenders;
(ii)    no Default shall have occurred and be continuing on the Increase Effective Date;
(iii)    the representations and warranties set forth in Article VI and the other Loan Documents shall be true and correct in all material respects on and as of the Increase Effective Date, except (x) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date and (y) for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects;
(iv)    the Administrative Agent shall have received (A) additional Revolving Commitments in a corresponding amount of such requested increase from either existing Lenders and/or one or more Additional Lenders (it being understood and agreed that no existing Lender shall be required to provide an additional Revolving Commitment) and (B) an executed counterpart from each Additional Lender of a lender joinder agreement, in form and substance reasonably acceptable to the Administrative Agent;
(v)    the Administrative Agent shall have received a certificate from the Borrower as well as all other documents (including, if applicable, resolutions of the board of directors of the Borrower) it may reasonably request relating to the corporate or other necessary authority for such increase in the Aggregate Revolving Commitments, and any other matters relevant thereto, all in form and substance reasonably satisfactory to the Administrative Agent; and
(vi)    if any Loans are outstanding at the time of the increase in the Aggregate Revolving Commitments, the Borrower shall, if applicable, prepay one or more existing Loans (such prepayment to be subject to Section 3.05) in an amount necessary such that immediately after giving effect to the increase in the Aggregate Revolving Commitments, each Lender will hold its pro rata share (based on its Applicable Percentage of the increased Aggregate Revolving Commitments) of outstanding Loans.
(e)Conflicting Provisions. This Section 2.13 shall supersede any provisions in Section 2.12 or 11.01 to the contrary.

2.14    Cash Collateral.

(a)    Certain Credit Support Events. Upon the request of the Administrative Agent or the L/C Issuer (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) the Borrower shall be required to provide Cash Collateral pursuant to Section 9.02(c) or (iv) there shall exist a Defaulting Lender, the Borrower shall, in each case, promptly, but in any case within two Business Days after such request, repay the L/C Borrowing or provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to Section 2.14(a)(iv), after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)    Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant to this Section 2.14, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the applicable Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Borrower shall pay within ten days of demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.14 or Section 2.03, 2.04 or 9.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)    Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 11.06(b)(vi))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of an Event of Default (and following application as provided in this Section 2.14 may be otherwise applied in accordance with Section 9.03), and (y) the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.15    Defaulting Lenders.

(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 11.01.

(ii)    Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 11.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment of any amounts owing by that Defaulting Lender to the L/C Issuer hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.14; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.14; sixth, to the payment of any amounts owing to the Lenders or a L/C Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender or a L/C Issuer against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this

Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)    Certain Fees.

(A)    No Defaulting Lender shall be entitled to receive any fee payable under Section 2.08(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)    Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.14.

(C)    With respect to any fee payable under Section 2.08(a) or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to Section 2.15(a)(iii)(A) or (B), the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to Section 2.15(a)(iv), (y) pay to the L/C Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)    Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Section 5.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. Subject to Section 11.20, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)    Cash Collateral. If the reallocation described in Section 2.15(a)(iv) cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, Cash Collateralize the L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.14.

(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent and the L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01    Taxes.

(a)    Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.
(i)    Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent or the Borrower, as applicable) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to Section 3.01(e).

(ii)    If any Loan Party or the Administrative Agent shall be required by the Internal Revenue Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to Section 3.01(e), (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Internal Revenue Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii)    If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Internal Revenue Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as applicable, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to Section 3.01(e), (B) such Loan Party or the Administrative Agent, as applicable, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)    Payment of Other Taxes by the Loan Parties. Without limiting the provisions of Section 3.01(a), the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)    Indemnification by the Loan Parties. (i) Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or, to the extent a Loan Party has not previously indemnified such Recipient pursuant to Section 3.01(a)(ii) or (a)(iii), required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error. Each of the Loan Parties shall, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii).

(ii)    Each Lender and the L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or the L/C Issuer (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender or the L/C Issuer, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Section 3.01(c)(ii).

(d)    Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e)    Status of Lenders; Tax Documentation.

(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,
(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(I)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(II)executed originals of IRS Form W-8ECI;
(III)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit 3.01(e)(i) to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN-E (or W-8BEN, as applicable); or
(IV)to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.01(e)(ii) or Exhibit 3.01(e)(iii), IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.01(e)(iv) on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.01(e)(ii)(D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iii)Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(f)    Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.01(f), in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this Section 3.01(f) the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.01(f) shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g)    Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Revolving Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02    Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03    Inability to Determine Rates.

If in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof, (a) the Administrative Agent determines that (i) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan or (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan (in each case with respect to clause (a) (i) above, “Impacted Loans”), or (b) the Administrative Agent or the Required Lenders determine that for any reason the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurodollar Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent upon the instruction of the Required Lenders revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a)(i) of this Section 3.03, the Administrative Agent, in consultation with the Borrower and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) of the first sentence of this Section 3.03, (2) the Administrative Agent or the Required Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) solely with respect to the Impacted Loans of a Lender making the following determination, any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

3.04    Increased Costs.

(a)    Increased Costs Generally. If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;

(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)    impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered. Notwithstanding the foregoing, no Lender shall be entitled to request compensation for any increased cost relating to items described in Section 3.04(a)(iii) if it shall not be the general policy and practice of such Lender to seek compensation in similar circumstances under similar provisions in comparable credit facilities.

(b)    Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Revolving Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)    Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in Section 3.04(a) or (b) and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)    Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)    Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice; provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 3.04(e) if such Lender fails to give notice within 90 days after the date such Lender becomes aware of the additional interest which is due.

3.05    Compensation for Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)    any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan on a day other than the last day of the Interest Period for such Eurodollar Rate Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)    any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurodollar Rate Loan on the date or in the amount notified by the Borrower;

(c)    any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13; or

(d)    any failure by the Borrower to make payment of any drawing under any Letter of Credit (or interest due thereon) denominated in Dollars or in Alternative Currency, as requested by the L/C Issuer, pursuant to the terms hereof;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained and from any foreign currency exchange losses. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank Eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06    Mitigation Obligations; Replacement of Lenders.

(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower, such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)    Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 11.13.

3.07    Survival.

All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Revolving Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

GUARANTY

4.01    The Guaranty.

(a)     Each of the Guarantors hereby jointly and severally guarantees to each Lender, Swap Contract Provider or Treasury Management Bank, the L/C Issuer, and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

(b)     Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, Credit Facility Swap Contracts or Treasury Management Agreements, the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law.

(c)     Notwithstanding anything to the contrary in any Loan Document, no Guarantor shall be deemed under this Article IV to be a guarantor of any Swap Obligations if such Guarantor was not an “Eligible Contract Participant” as defined in § 1a(18) of the Commodity Exchange Act (“CEA”), as further defined and modified by the final rules issued jointly by the Commodity Futures Trading Commission and the SEC as published in 77 FR 30596 (May 23, 2012) (as amended, modified or replaced from time to time, collectively, the “ECP Rules”), at the time the guarantee under this Article IV becomes effective with respect to such Swap Obligation and to the extent that the providing of such guarantee by such Guarantor would violate the ECP Rules or any other applicable law or regulation; provided however that in determining whether any Guarantor is an “Eligible Contract Participant” under the ECP Rules, the guarantee of the Obligations of such Guarantor under this Article IV by a Guarantor that qualifies as an “Eligible Contract Participant” under § 1a(18)(A)(v)(I) of the CEA (a “Qualified ECP Guarantor”) shall be taken into account.

(d)    Without limiting anything in this Article IV, each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Article IV in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 4.01(d) for the maximum amount of such liability that can be hereby incurred without rendering its undertaking under this Section 4.01(d), or otherwise under this Article IV, voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The undertaking of each Qualified ECP Guarantor under this Section 4.01(d) shall remain in full force and effect until termination of the Aggregate Revolving Commitments and payment in full of all Loans and other Obligations (other than unasserted indemnification and expense reimbursement obligations and obligations and liabilities under Credit Facility Swap Contracts and Treasury Management Agreements that are not yet due and payable). Each Qualified ECP Guarantor intends that this Section 4.01(d) constitute, and this Section 4.01(d) shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of § 1a(18)(A)(v)(II) of the CEA.

4.02    Obligations Unconditional.

The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity or enforceability of any of the Loan Documents, Credit Facility Swap Contracts or Treasury Management Agreements, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than the indefeasible payment in full in cash of all the Obligations or a release in accordance with Section 10.10), it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Obligations have been paid in full (other than unasserted indemnification and expense reimbursement obligations and obligations and liabilities under Credit Facility Swap Contracts and Treasury Management Agreements that are not yet due and payable) and the Revolving Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a)    at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b)    any of the acts mentioned in any of the provisions of any of the Loan Documents, any Credit Facility Swap Contract or Treasury Management Agreement, or any other agreement or instrument referred to in the Loan Documents, such Credit Facility Swap Contracts or such Treasury Management Agreements shall be taken or omitted;

(c)    the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, any Credit Facility Swap Contract or Treasury Management Agreement, or any other agreement or instrument referred to in the Loan Documents, such Credit Facility Swap Contracts or such Treasury Management Agreements shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with (other than in connection with the indefeasible payment in full in cash of all Obligations or a release in accordance with Section 10.10);

(d)    any Lien granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected; or

(e)    any of the Obligations shall be determined to be void or voidable (including for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, any Credit Facility Swap Contract or any Treasury Management Agreement, or any other agreement or instrument referred to in the Loan Documents, such Credit Facility Swap Contracts or such Treasury Management Agreements, or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.03    Reinstatement.

The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including the reasonable fees, charges and disbursements of counsel)

incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

4.04    Certain Additional Waivers.

Each Guarantor further agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

4.05    Remedies.

The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01.

4.06    Rights of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until all Obligations have been paid in full and the Revolving Commitments have terminated.

4.07    Guarantee of Payment; Continuing Guarantee.

The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

ARTICLE V

CONDITIONS PRECEDENT

5.01    Conditions of Closing.

The obligation of the Administrative Agent, the L/C Issuer and each Lender to enter into this Agreement and to make the initial Credit Extension hereunder is subject to satisfaction or waiver of the following conditions precedent:

(a)    Loan Documents. Receipt by the Administrative Agent of executed counterparts of this Agreement, the Revolving Notes (to the extent requested by any Lender), the Fee Letters and the Ineligible Assignees Letter Agreement, each properly executed by a Responsible Officer of the signing Loan Party and, in the case of this Agreement, by each Lender.

(b)    Opinions of Counsel. Receipt by the Administrative Agent of reasonably satisfactory opinions of (i) Skadden, Arps, Slate, Meagher & Flom LLP, special New York counsel to the Borrower and (ii) the general counsel of the Borrower, addressed to the Administrative Agent and each Lender, dated as of the Closing Date.

(c)    Organization Documents, Resolutions, Etc. Receipt by the Administrative Agent of the following, in form and substance reasonably satisfactory to the Administrative Agent:

(i)    copies of the Organization Documents of each Loan Party certified to be true and complete by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a Responsible Officer of such Loan Party to be true and correct;

(ii)    such certificates of resolutions or other action, incumbency certificates and/or other certificates of a Responsible Officer of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of such Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and

(iii)    a certificate of good standing for each Loan Party from the appropriate Governmental Authority of the state or other jurisdiction of its formation.

(d)    Consents. Receipt by the Administrative Agent of any consents reasonably required to be obtained in connection with the execution, delivery and performance of the obligations of the Loan Parties under the Loan Documents, if any.

(e)    Closing Certificate. Receipt by the Administrative Agent of a certificate signed by a Responsible Officer of the Borrower (i) certifying that the conditions specified in Sections 5.01(f) and (g) and Sections 5.02(a) and (b) have been satisfied and (ii) providing a calculation (omitting the Excluded Entities and giving pro forma effect to the repayment of the Indebtedness under the Existing Credit Agreement and the incurrence of the Indebtedness under this Agreement) of the financial covenants set forth in Section 8.09 as of September 30, 2015, in form and substance reasonably satisfactory to the Administrative Agent, together with reasonably appropriate supporting financial statements and calculations.

(f)    No Material Adverse Effect. There shall not have occurred since December 31, 2014 any event or condition that has had or could be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect.

(g)    Litigation. There shall not exist any action, suit, investigation or proceeding pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

(h)    Existing Credit Agreement. Receipt by the Administrative Agent of evidence that the Existing Credit Agreement has been or concurrently with the Closing Date is being terminated, all amounts owing thereunder have been or concurrently with the Closing Date are being paid in full and all Liens securing obligations under the Existing Credit Agreement have been or concurrently with the Closing Date are being released (or arrangements reasonably acceptable to the Administrative Agent for such release shall have been made).

(i)    Fees. The Borrower shall have paid all fees under the Fee Letters required to be paid on or before the Closing Date.

(j)    Attorney Costs and Other Expenses. The Borrower shall have paid (i) all reasonable and documented fees, charges and disbursements (A) of a single counsel to the Administrative Agent plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent) and (B) necessary in connection with the termination of the Existing Credit Agreement and the release of liens related thereto and (ii) all reasonable and documented out-of-pocket fees and expenses of the Arrangers and the Administrative Agent required to be paid on or before the Closing Date, in each case to the extent invoiced at least two (2) Business Days prior to the Closing Date.

Without limiting the generality of the provisions of the last paragraph of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.02    Conditions to all Credit Extensions.

The obligation of each Lender to honor any request for a Borrowing or for an L/C Credit Extension is subject to the satisfaction or waiver of the following conditions precedent:

(a)    The representations and warranties of the Borrower and each other Loan Party contained in Article VI or any other Loan Document, or which are contained in any Loan Notice for a Borrowing or any request for an L/C Credit Extension or any document furnished at any time pursuant to Section 7.01, 7.02 or 7.03, shall be true and correct in all material respects on and as of the date of such Borrowing or L/C Credit Extension, except (x) for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects on and as of the date of such Borrowing or L/C Credit Extension and (y) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 5.02, the representations and warranties contained in Section 6.05(c) shall be deemed to refer to the most recent statements furnished pursuant to Sections 7.01(a) and (b).

(b)    No Default shall exist, or would result from such proposed Borrowing or L/C Credit Extension or from the application of the proceeds thereof.

(c)    The Administrative Agent and, if applicable, the L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each request for a Borrowing or an L/C Credit Extension submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a) and (b) have been satisfied on and as of the date of the applicable Borrowing or L/C Credit Extension.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Loan Parties represent and warrant to the Administrative Agent and the Lenders that:

6.01    Existence, Qualification and Power.

Each Loan Party (a) (i) is duly organized or formed and validly existing and (ii) where applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite organizational power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, where such concept exists, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, license or good standing; except in each case referred to in clause (a)(ii), (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.02    Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party and any other document or certificate delivered by a Loan Party (or by a Responsible Officer on behalf of a Loan Party) under any Loan Document has been duly authorized by all necessary corporate or other organizational action, and, if required, action by its partners, members or shareholders, as applicable, and does not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Management Agreement, (ii) any Contractual Obligation to which such Person is a party or pursuant to which such Person or the properties of such Person or any of its Subsidiaries is bound or (iii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law (including, without limitation, Regulation U or Regulation X issued by the FRB); except, in the case of clauses (b)(ii), (b)(iii) and (c), to the extent that it could not be reasonably expected to have a Material Adverse Effect.

6.03    Governmental Authorization.

No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is required in connection with the execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document other than those that have already been obtained and are in full force and effect.

6.04    Binding Effect.

Each Loan Document has been duly executed and delivered by each Loan Party that is party thereto. Each Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against each such Loan Party in accordance with its terms subject to and as limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and by equitable principles relating to enforcement to the extent applicable.

6.05    Financial Statements; No Material Adverse Effect.

(a)    The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present in all material respects the financial condition of Public FIG and its consolidated subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly disclosed therein.

(b)    From the date of the Audited Financial Statements to and including the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(c)    The financial statements delivered pursuant to Sections 7.01(a) and (b) have been prepared in accordance with GAAP (except, in each case, as may otherwise be permitted under Section 7.01(a) or (b), as applicable) and present fairly, as applicable, in all material respects the (i) consolidated financial condition, results of operations and cash flows of Public FIG and its consolidated subsidiaries and (ii) balance sheet and statement of operations of the Loan Parties and their Subsidiaries, on a combined basis (for the avoidance of doubt, omitting the Excluded Entities), in each case, as of the dates thereof and for the periods covered thereby, in the case of financial statements delivered pursuant to Section 7.01(b), subject to normal year-end audit adjustments and the absence of footnotes.

6.06    Litigation.

As of the Closing Date, there is no action, suit, proceeding, claim or dispute pending or, to the knowledge of the Loan Parties, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against a Loan Party or any of its consolidated subsidiaries or against any of their properties or revenues (a) that reasonably could be expected to adversely affect the legality, validity or enforceability of this Agreement or any other Loan Document against any Loan Party that is party thereto or (b) that has a reasonable possibility of being adversely determined and, if adversely determined, could, either individually or together with other such actions, suits, claims or disputes, reasonably be expected to have a Material Adverse Effect.

6.07    No Default.

No Default has occurred and is continuing.

6.08    Ownership of Property; Liens.

Each of the Loan Parties and their Subsidiaries has good title to, or valid leasehold interests in, all Property necessary in the conduct of its business as currently conducted except as could not reasonably be expected to have a Material Adverse Effect. The Property of the Loan Parties and their Subsidiaries is subject to no Liens, other than Permitted Liens.

6.09    Insurance.

The properties of the Loan Parties and their Subsidiaries are adequately insured with insurance companies that are not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks as the Loan Parties believe are adequate.

6.10    Taxes.

The Loan Parties and their Subsidiaries have (a) filed all federal and other tax returns and reports required to be filed and (b) have paid all federal and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets that are due and payable, except, in each case referred to in clause (a) or (b), (i) those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (ii) to the extent failure to file and/or pay could not reasonably be expected to have a Material Adverse Effect.

6.11    ERISA Compliance.

(a)    There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(b)    Except, in each case, as could not reasonably be expected to have a Material Adverse Effect (i) no ERISA Event has occurred, and to the knowledge of the Loan Parties, there is no fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (iv) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (v) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

6.12    Subsidiaries.

(a)    As of the Closing Date and, thereafter, as of the last day of the most recent fiscal quarter for which schedules have been updated pursuant to Section 7.02(b) set forth on Schedule 6.12(a) is a complete and accurate list of the Borrower and the direct and indirect Material Subsidiaries of FOE I and Principal Holdings, together with (A) jurisdiction of formation or organization and the type of entity and tax payer identification number for each such Person that is a Loan Party, (B) identification of which of such Subsidiaries are Guarantors and (C) for any such Subsidiary that is not a Guarantor, a notation as to why it is not a Guarantor pursuant to the exceptions set forth in Section 7.12.

(b)    As of the Closing Date and, thereafter, as of the last day of the most recent fiscal quarter for which schedules have been updated pursuant to Section 7.02(b), all Unrestricted Subsidiaries, as identified by the Borrower, are set forth on Schedule 6.12(b), as such Schedule 6.12(b) may be updated from time to time in accordance with Section 7.02(b).

6.13    Use of Proceeds; Margin Regulations; Investment Company Act.

(a)    The Revolving Loans shall be used in accordance with Section 7.11. No portion of any Loan or Letter of Credit has been or will be used for the purpose of purchasing or carrying any Margin Stock. The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Borrower only or of the Loan Parties and their Subsidiaries on a consolidated basis) will be Margin Stock.

(b)    None of the Loan Parties is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.14    Disclosure.

No report, financial statement, certificate or other information (other than information of a general economic or general industry nature) furnished in writing by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered in writing hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished when taken together with Public FIG’s public filings), taken as a whole, contains (when furnished) any material misstatement of material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to forecasts or projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that actual results may differ materially from such forecasts or projected financial information (it being further understood by the Administrative Agent and the Lenders that any such forecasts and projections are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the control of any Loan Party or Subsidiary, that no assurances can be given that such projections will be realized and that actual results may differ materially from such projections).

6.15    Compliance with Laws.

Each of the Loan Parties and each Subsidiary is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees of a Governmental Authority applicable to it or to its Properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.16    OFAC.

Neither any Loan Party, nor any of its Subsidiaries, nor, to the knowledge of any Loan Party, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by the United States federal government (including, without limitation, OFAC), the European Union or Her Majesty’s Treasury or (iii) located, organized or resident in a Designated Jurisdiction.

6.17    Anti-Corruption Laws.

The Loan Party and its Subsidiaries (a) conduct their businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions applicable to any Loan Party or Subsidiary from time to time and (b) have instituted and maintained policies and procedures reasonably designed to achieve compliance with such laws.

ARTICLE VII

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Revolving Commitment hereunder, any principal or interest on any Loan, any L/C Obligation or any fees payable hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each Loan Party shall and shall cause each Subsidiary to:

7.01    Financial Statements.

Deliver to the Administrative Agent:

(a)    Annual Financial Statements. Within 120 days after the end of each fiscal year of Public FIG (or on the date delivered to the SEC if earlier), (i) a consolidated balance sheet of Public FIG and its consolidated subsidiaries and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, and (ii) the balance sheet and statement of operations for the Loan Parties and their Subsidiaries, on a combined basis (for the avoidance of doubt, such financial statements delivered pursuant to this clause (ii) shall omit the Excluded Entities, shall not be required to include any statement of cash flows and shall not be required to be included in any report of Public FIG to the SEC on Form 10-K), in each case (A) as at the end of each such fiscal year, (B) setting forth in comparative form the figures for the previous year and (C) in reasonable detail and prepared in accordance with GAAP, audited and accompanied by an opinion of a Registered Public Accounting Firm of nationally recognized standing, which opinion shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than a qualification related to the Maturity Date); provided that the requirements set forth in this Section 7.01(a) may be fulfilled by providing to the Administrative Agent the report of Public FIG to the SEC on Form 10-K for the applicable fiscal year to the extent such Form 10-K includes the information required by this Section 7.01(a).

(b)    Quarterly Financial Statements. Within 55 days after the end of each of the first three fiscal quarters of each fiscal year of Public FIG (or on the date delivered to the SEC if earlier), (i) a consolidated balance sheet of Public FIG and its consolidated subsidiaries and the related consolidated statements of income or operations, shareholders’ equity and cash flows and (ii) the balance sheet and statement of operations for the Loan Parties and their Subsidiaries, on a combined basis ((for the avoidance of doubt, such financial statements delivered pursuant to this clause (ii) shall omit the Excluded Entities, shall not be required to include any statement of cash flows and shall not be required to be included in any report of Public FIG to the SEC on Form 10-Q) in each case, (A) as of the end of such fiscal quarter and for the portion of Public FIG’s fiscal year then ended, (B) setting forth, to the extent required by applicable SEC regulations, the figures for the relevant portion of the previous fiscal year and (C) in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting, in all material respects, the financial condition, results of operations, shareholders’ equity and cash flows of Public FIG and its consolidated subsidiaries, as applicable, in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; provided that the requirements set forth in this Section 7.01(b) may be fulfilled by providing to the Administrative Agent the report of Public FIG to the SEC on Form 10-Q for the applicable fiscal quarter to the extent such Form 10-Q includes the information required by this Section 7.01(b).

7.02    Certificates; Other Information.

Deliver to the Administrative Agent:

(a)    Either prior to or concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a duly completed Financial Compliance Certificate signed by a Responsible Officer of the Borrower (i) setting forth calculations of the financial covenants set forth in Section 8.09 as of the end of the applicable fiscal quarter or fiscal year and (ii) to the extent that any change in GAAP or application thereof has occurred since the date of the Audited Financial Statements and such change has a material impact on the financial statements accompanying such Financial Compliance Certificate (which impact has not been noted in such financial statements), a summary of such change and the effect thereof on such financial statements accompanying such Financial Compliance Certificate.

(b)     Within 10 days subsequent to the delivery of the financial statements referred to in Section 7.01(a) and (b), a duly completed Non-Financial Compliance Certificate signed by a Responsible Officer of the Borrower which shall include a revised Schedule 6.12(a) and Schedule 6.12(b) if applicable, and a description of any change of legal name, form of entity or state of formation of a Loan Party not previously disclosed in writing to the Administrative Agent.

(c)    Promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency, in any such case, regarding financial or other operational results of any Loan Party or any Subsidiary thereof other than (i) customary audits of registered investment advisors (under the Investment Advisors Act of 1940) and registered investment companies (under the Investment Company Act of 1940) and (ii) other ordinary course or routine notices, correspondence, inquiries, examinations or audits.

(d)    Promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender (through the Administrative Agent) may from time to time reasonably request (subject to the limitations set forth in Section 7.10).

Documents required to be delivered pursuant to Section 7.01(a), Section 7.01(b), Section 7.02(c), Section 7.03(d) or Section 7.03(e) (to the extent any such documents, or information required thereby, are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). Except for Compliance Certificates, as set forth in Sections 7.02(a) and 7.02(b), the Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers may, but shall not be obligated to, make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of any Loan Party hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”); (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any Loan Party or any Subsidiary or Affiliate thereof, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities; (c) if any Loan Party marks any Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (d) all Borrower Materials marked “PUBLIC” by any Loan Party are permitted to be made available through a portion of the Platform designated as “Public Side Information;” and (e) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform that is not marked as “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

7.03    Notices.

(a)    Promptly after any Loan Party becomes aware thereof, notify the Administrative Agent of the occurrence of any Default.

(b)    Promptly after any Loan Party becomes aware thereof, notify the Administrative Agent of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)    Promptly after any Loan Party becomes aware thereof, notify the Administrative Agent of the occurrence of any ERISA Event.

(d)    Promptly after the same become publicly available, (i) copies of each annual report, proxy or financial statement or other report or communication sent by any Loan Party or Public FIG to the equity holders of Public FIG generally , and (ii) copies of all annual, regular, periodic and special reports and registration statements filed by Public FIG under Section 13 or 15(d) of the Securities Exchange Act of 1934, and, in any such case, not otherwise required to be delivered to the Administrative Agent pursuant hereto.

(e)    Promptly notify the Administrative Agent of any announcement by S&P or Fitch of any establishment of, or change in, a Debt Rating.

Each notice pursuant to this Section 7.03(a) through (c) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth reasonable details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto (if applicable).

7.04    Payment of Tax Obligations.

Pay and discharge, before the same shall become delinquent or in default, all material tax liabilities, assessments and governmental charges or levies imposed upon it or its properties or assets, except (a) those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (b) to the extent failure to pay, discharge or contest could not reasonably be expected to have a Material Adverse Effect.

7.05    Preservation of Existence, Etc.

(a)    With respect to any Loan Party or any Material Subsidiary, preserve, renew and maintain in full force and effect its legal existence, and with respect to the Borrower, its legal existence under the Laws of a jurisdiction within the United States, except in a transaction not prohibited by Section 8.03 or 8.04.

(b)    Preserve, renew and maintain in full force and effect, where such concept exists, its good standing under the Laws of the jurisdiction of its organization, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.
(c)    Take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(d)    Preserve or renew all of its registered patents, copyrights, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

7.06    Maintenance of Properties.

Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted and make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.07    Maintenance of Insurance.

Maintain in full force and effect adequate insurance with insurance companies not Affiliates of the Loan Parties in such amounts, with such deductibles and covering such risks as the Loan Parties believe are adequate.

7.08    Compliance with Laws.

Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

7.09    Books and Records.

Maintain books of record and account in a manner sufficient to (a) permit the preparation of financial statements in accordance with GAAP and (b) calculate the financial covenants set forth in Section 8.09.

7.10    Inspection Rights.

Subject to Section 11.07, permit representatives of the Administrative Agent and each Lender (which shall be coordinated through the Administrative Agent) to visit and inspect any of its Properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, senior officers, and independent public accountants (and the Loan Parties shall be afforded the opportunity to participate in any discussions with such directors, senior officers, and independent public accountants), at such reasonable times during normal business hours but not more frequently than once each fiscal year, upon reasonable advance notice to the Borrower; provided that (a) absent an Event of Default the Administrative Agent and the Lenders shall be responsible for the expenses related thereto, (b) during the existence of an Event of Default the Administrative Agent (or any of its representatives) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and as often as may be reasonably desired and (c) notwithstanding anything to the contrary in this Section 7.10, none of the Loan Parties or their Subsidiaries will be required to disclose, permit the inspection, examination or making of extracts, or discussion of, any documents, information or other matter that (i) in respect of which disclosure to the Administrative Agent (or, as applicable, any Lender or any of their respective designated representatives) is then prohibited by law, rule or regulation or any agreement binding on any Loan Party or any of its Subsidiaries, as long as such agreement was not entered into in contemplation of or in connection with such inspection or (ii) in any Loan Party’s or Subsidiary's reasonable judgment, would compromise, or likely cause any Loan Party or Subsidiary to lose the benefit of protection in respect of, any attorney-client privilege, privilege afforded to attorney work product or similar privilege; provided that, upon any reasonable request of the Administrative Agent, such Loan Party or Subsidiary shall make available redacted versions of requested documents or, if unable to do so consistent with the preservation of such privilege, shall use commercially reasonable efforts to disclose information responsive to the requests of the Administrative Agent, any Lender or any of their respective representatives pursuant to this Section 7.10, in a manner that will protect such privilege.

7.11    Use of Proceeds.

The Loans shall be used (a) repay the Indebtedness outstanding under the Existing Credit Agreement and (b) for other lawful general corporate purposes.

7.12    Subsidiary Guarantors.

Subject to the proviso below, concurrently with the delivery of any Non-Financial Compliance Certificate pursuant to Section 7.02(b) related to the financial statements most recently delivered pursuant to Section 7.01(a) or (b) (or on such later date as may be agreed upon by the Administrative Agent), each Material Subsidiary of FOE I and Principal Holdings (whether or not existing on the Closing Date) that was not a Guarantor as of the date of such Non-Financial Compliance Certificate shall (a) become a Guarantor by executing and delivering to the Administrative

Agent, a Joinder Agreement or such other documents as the Administrative Agent shall deem appropriate for such purpose, and (b) concurrently with or promptly after the execution of any such Joinder Agreement, (i) deliver to the Administrative Agent documents consistent with those delivered pursuant to Section 5.01(c) and (ii) upon the reasonable request of the Administrative Agent, deliver opinions of counsel to such Person substantially consistent with those delivered pursuant to Section 5.01(b), all in form reasonably satisfactory to the Administrative Agent; provided that no Material Subsidiary shall be required to become a Guarantor if:

(i)    such action would require the consent of a third party or is otherwise contractually prohibited, or

(ii)    such Material Subsidiary (A) is an investment advisory affiliate that acts as a general partner, managing member or investment manager to a Fortress Fund, (B) is not a Wholly Owned Subsidiary of a Loan Party or Subsidiary (or is not anticipated to be (in the good faith determination of the Borrower) a Wholly Owned Subsidiary of a Loan Party within the next twelve months of the formation or organization of such Person), (C) is a Foreign Subsidiary or a Subsidiary of a Foreign Subsidiary or (D) is a TK Parent.

7.13    ERISA Compliance.

Except as could not reasonably be expected to have a Material Adverse Effect, do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state law; (b) cause each Plan that is qualified under Section 401(a) of the Internal Revenue Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Internal Revenue Code.

7.14    Debt Ratings.

The Borrower shall use commercially reasonable efforts to maintain Debt Ratings from either S&P or Fitch.

7.15    Unrestricted Subsidiaries.

The Borrower may designate certain Subsidiaries as Unrestricted Subsidiaries to the extent disclosed and identified as such on Schedule 6.12(b) or in a written notice from the Borrower to the Administrative Agent (which notice shall be deemed to supplement Schedule 6.12(b) until such Schedule 6.12(b) is updated pursuant to Section 7.02(b)); provided that, in the event that the aggregate amount of EBITDA attributable to all Unrestricted Subsidiaries, for the most recent four fiscal quarter period for which the Reported Financial Information has been received by the Administrative Agent, exceeds 5.00% of Consolidated EBITDA of the Loan Parties and their Subsidiaries (including, for purposes of such calculation, Unrestricted Subsidiaries), within ten (10) Business Days after the delivery of such Reported Financial Information, the Borrower shall redesignate one or more Unrestricted Subsidiaries as “Subsidiaries” so that, immediately after giving effect to such redesignation, the aggregate amount of EBITDA attributable to all Unrestricted Subsidiaries for the most recent four fiscal quarter period for which the Reported Financial Information has been received by the Administrative Agent does not exceed 5.00% of Consolidated EBITDA of the Loan Parties and their Subsidiaries (including, for purposes of such calculation, Unrestricted Subsidiaries). Any Person so redesignated as a Subsidiary shall comply with the requirements set forth in Section 7.12 within ten (10) Business Days after such redesignation (or on such later date as may be agreed upon by the Administrative Agent).

7.16    Anti-Corruption Laws.

Conduct its businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions applicable to any Loan Party or Subsidiary from time to time and maintain policies and procedures reasonably designed to achieve compliance with such laws.

ARTICLE VIII

NEGATIVE COVENANTS

So long as any Lender shall have any Revolving Commitment hereunder, any principal or interest on any Loan, any L/C Obligation or any fees payable hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

8.01    Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)    Liens pursuant to any Loan Document;

(b)    Liens existing on the date hereof and listed on Schedule 8.01 and any renewals, replacements or extensions thereof; provided that (i) the Property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased and (iii) the direct or any contingent obligor with respect thereto is not changed;

(c)    Liens (other than Liens imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)    statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business; provided that such Liens (i) secure only amounts that are not overdue by more than 60 days, (ii) are unfiled and no other action has been taken to enforce the same or (iii) the obligations secured thereby are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;

(e)    pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation or other insurance-related obligations;

(f)    deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness for borrowed money or Indebtedness for Capital Leases), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature;

(g)    zoning restrictions, easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Loan Parties and their Subsidiaries taken as whole;
(h)    attachment, judgment or similar Liens securing judgments (or appeal, surety, stay or similar bonds relating to such judgments) not constituting an Event of Default under Section 9.01(h);

(i)    leases, licenses, subleases or sublicenses granted to others not interfering in any material respect with the business of a Loan Party or any of their Subsidiaries, taken as a whole;

(j)    any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases not prohibited by this Agreement;

(k)    Liens deemed to exist in connection with Investments in permitted repurchase obligations (including repurchase obligations of the type described in clause (d) of the definition of “Cash Equivalents”) and reasonable customary initial deposits and margin deposits and Liens attaching to trading accounts and other brokerage accounts maintained in the ordinary course of business and not for speculative purposes;

(l)    customary rights of setoff upon deposits of cash in favor of banks or other financial institutions and Liens arising as a matter of Law encumbering deposits or other funds maintained with a financial institution;

(m)    Liens of a collection bank arising under Section 4‑210 of the Uniform Commercial Code on items in the course of collection;

(n)    Liens of sellers of goods to a Loan Party and any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(o)    Liens in connection with Indebtedness permitted by Section 8.02(j);

(p)    Liens, if any, in favor of the L/C Issuer to Cash Collateralize or otherwise secure the obligations of a Defaulting Lender to fund risk participations hereunder;

(q)    Liens on the Equity Interests of any TK Entity securing Indebtedness or other obligations not prohibited from being incurred hereunder not to exceed an aggregate amount of $20,000,000 at any one time; provided that for the purposes of this Section 8.01(q), the amount of any Lien shall be calculated to be the lower of (i) the amount of Indebtedness (which shall be calculated as the lesser of the stated principal amount thereof and the maximum principal amount thereof stated to be secured by such Lien) or other obligations secured by such Lien and (ii) the amount of the cash investment made, directly or indirectly, in exchange for ownership of the Equity Interests subject to such Lien;

(r)    Liens securing Indebtedness incurred pursuant to Section 8.02(k) in an aggregate amount not to exceed $25,000,000 at any time; provided that for the purposes of this Section 8.01(r), the amount of any Lien shall be calculated to be the lower of (i) the amount of Indebtedness (which shall be calculated as the lesser of the stated principal amount thereof and the maximum principal amount thereof stated to be secured by such Lien) secured by such Lien, and (ii) the value of the assets subject to such Lien at the time such Lien is granted (in the case of any Lien on any Equity Interests of any Person, such value to be calculated as the amount of the cash investment made, directly or indirectly, in exchange for ownership of such Equity Interests);

(s)    Liens that are contractual rights of set-off (i) relating to the provision of treasury or cash management services by banks or other financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of any Loan Party or any Subsidiary to permit satisfaction of overdraft or similar obligations or otherwise in connection with banking arrangements in the ordinary course of business of the Loan Parties and the Subsidiaries or (iii) relating to agreements other than in connection with Indebtedness entered into by a Loan Party or a Subsidiary;

(t)    Liens arising from precautionary Uniform Commercial Code financing statement filings;

(u)    any Lien existing on any property or asset prior to the acquisition thereof (including by merger or consolidation) by any Loan Party or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien does not apply to any other property or assets of such Loan Party or such Subsidiary other than improvements thereon and the proceeds from the disposition of such property and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, or any refinancings, refundings, extensions, renewals or replacements of such obligations;

(v)    Liens on insurance policies and the proceeds thereof securing Indebtedness permitted by Section 8.02(l); and

(w)    Liens not otherwise permitted by this Section 8.01 securing Indebtedness or other obligations not prohibited from being incurred hereunder not to exceed an aggregate amount of $35,000,000 at any one time; provided that for the purposes of this Section 8.01(w), the amount of any Lien shall be calculated to be the lower of (i) the amount of Indebtedness (which shall be calculated as the lesser of the stated principal amount thereof and the maximum principal amount thereof stated to be secured by such Lien) or other obligations secured by such Lien and (ii) the value of the assets subject to such Lien at the time such Lien is granted (in the case of any Lien on any Equity Interests of any Person, such value to be calculated as the amount of the cash investment made, directly or indirectly, in exchange for ownership of such Equity Interests).

8.02    Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a)    Indebtedness under the Loan Documents;

(b)    Indebtedness of the Loan Parties and their Subsidiaries set forth in Schedule 8.02 (and renewals, refundings, refinancings and extensions thereof; provided that (i) the principal amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to any accrued but unpaid interest and redemption premium payable by the terms of such Indebtedness thereon or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (ii) the terms relating to collateral (if any) and subordination (if any) of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended;

(c)    Indebtedness of a Loan Party or a Subsidiary to another Loan Party or Subsidiary;

(d)    obligations (contingent or otherwise) of any Loan Party or any Subsidiary existing or arising under (i) any Credit Facility Swap Contract or (ii) any other Swap Contract; provided that with respect to clause (ii) such obligations are (or were) entered into by such Person for the purpose of hedging or mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for speculative purposes;

(e)    current liabilities of the Loan Parties or their respective Subsidiaries incurred in the ordinary course of business but not incurred through (i) the borrowing of money or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with customary purchases of goods and services;

(f)    Indebtedness in respect of Taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 7.04;
(g)    Indebtedness in respect of judgments or awards to the extent not resulting in an Event of Default;

(h)    endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(i)    Indebtedness in the form of either a direct obligation of a Loan Party or in the form of a guaranty by a Loan Party, in each case, with respect to the obligation to refund or repay Promote Fees previously received, directly or indirectly, from a Fortress Fund;

(j)    (i) Indebtedness for Capital Leases and purchase money obligations for fixed or capital assets in an aggregate principal amount not to exceed $40,000,000 at any one time outstanding and (ii) other Indebtedness in an aggregate principal amount not to exceed $30,000,000 at any one time outstanding;

(k)    other Indebtedness of a Loan Party or a Subsidiary as long as, immediately after giving effect to the incurrence of such Indebtedness and the application of the proceeds thereof, the Borrower is in compliance with the covenants set forth in Section 8.09 on a Pro Forma Basis; provided that the principal amount of any Indebtedness incurred pursuant to this Section 8.02(k) by Subsidiaries that are not Guarantors shall not exceed, in the aggregate at any one time outstanding, $25,000,000;

(l)    Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(m)    Indebtedness owed to any Person (including obligations in respect of letters of credit for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(n)    Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations (other than in respect of other Indebtedness for borrowed money), in each case provided in the ordinary course of business;

(o)    Indebtedness arising from agreements providing for indemnification, adjustment of purchase or acquisition price or similar obligations, in each case, incurred or assumed in connection with any Acquisition or the disposition of any business, assets or a Subsidiary not prohibited by this Agreement;

(p)    any Guarantee consisting of a pledge of or other grant of a Lien on the Equity Interests of any TK Entity to the extent otherwise permitted pursuant to Section 8.01(q); and

(q)    Guarantees with respect to Indebtedness permitted under this Section 8.02.

8.03    Fundamental Changes.

Merge, dissolve, liquidate, consolidate with or into another Person; provided that, notwithstanding the foregoing provisions of this Section 8.03, (a) the Borrower may merge or consolidate with or into any of its Subsidiaries, with or into a Top Tier Guarantor or any Subsidiary of a Top Tier Guarantor; provided that the Borrower shall be the continuing or surviving Person, (b) any Loan Party other than the Borrower may merge or consolidate with or into any other Loan Party that is not the Borrower, (c) any Subsidiary that is not a Loan Party may be merged or consolidated with or into any Loan Party other than the Borrower; provided that such surviving Person is a Loan Party or shall promptly become a Loan Party, (d) any Subsidiary that is not a Loan Party may be merged or consolidated with or into any other Subsidiary that is not a Loan Party, (e) any Subsidiary that is not a Loan Party may dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up, as applicable, could not have a Material Adverse Effect and (f) any Disposition permitted by Section 8.04 may be consummated. It is understood and agreed that this Section 8.03 shall not prohibit any change in ownership of a Loan Party or a Subsidiary that is not a Loan Party that does not cause a Change of Control as long as such Person remains a Loan Party, if it was a Loan Party.

8.04    Dispositions.

Make any Disposition except:

(a)     Permitted Transfers; and

(b)     other Dispositions so long as (i) the consideration paid in connection therewith shall be at least 75% cash and/or Cash Equivalents (if fair market value of the assets subject to such Disposition is greater than zero) and shall be in an amount not less than the fair market value of the Property Disposed of; provided, however, that for the purposes of this clause (i), the following shall be deemed to be cash: (x) any liabilities that are assumed or paid by the transferee with respect to the applicable Disposition, (y) any securities received by the applicable Loan Party from such transferee that are converted by such Loan Party into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition and (z) aggregate non-cash consideration received by the applicable Loan Party having an aggregate fair market value (determined as of the closing of the applicable Disposition for which such non-cash consideration is received) not to exceed $5,000,000 at such time (net of any non-cash consideration converted into cash and Cash Equivalents), (ii) such transaction is not a Sale and Leaseback Transaction, (iii) such transaction does not involve the sale or other disposition of an Equity Interest (other than any (A) transfer relating to Promote Fees or (B) Disposition to a Loan Party) in any Subsidiary that, directly or indirectly through another Subsidiary (when combined with all such transactions during the most recently ended four quarter period), (x) generated more than 20% of Consolidated EBITDA for the most recently ended four quarter period, (y) generated more than 20% of the revenues of the Loan Parties and their Subsidiaries, on a combined basis, for the most recently ended four quarter period, or (z) owns assets in excess of 20% of the assets of the Loan Parties and their Subsidiaries, on a combined basis, (iv) such transaction does not involve a sale or other disposition of receivables other than receivables owned by or attributable to other Property concurrently being disposed of in a transaction, (v) at the time of such Disposition (other than with respect to a Disposition, in which a Loan Party or Subsidiary is subject to a legally binding contract that was entered into when no Default existed) no Default exists or would be caused by such Disposition and (vi) such transaction (whether in one transaction or in a series of transactions) would not Dispose of all or substantially all of the combined assets of the Loan Parties (whether now owned or hereafter acquired) to or in favor of any Person;

8.05    Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a)    each Subsidiary may declare and make Restricted Payments to a Loan Party and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b)    each Loan Party and each Subsidiary may declare and make Restricted Payments payable solely in the Equity Interests of such Person;

(c)    the Top Tier Guarantors may declare and make Permitted Tax Distributions;

(d)    a Loan Party or a Subsidiary may declare and make any Distribution to the extent it would be permitted as a Disposition under Section 8.04; and

(e)    the Borrower and the Top Tier Guarantors may declare and make any other Restricted Payments so long as (i) with respect to any Restricted Payment of the type declared by the board of directors (or other governing body) of such Person, no Default exists at the time of declaration thereof or would result immediately after giving effect thereto (as determined at the time of such declaration) and such Restricted Payment is made within 60 days of such declaration and (ii) with respect to any other Restricted Payments, no Event of Default exists at the time such Restricted Payment is made or immediately after giving effect thereto.

8.06    Change in Nature of Business.

Engage in any material line of business not in the investment management business, any business conducted as of the Closing Date or any business reasonably related, ancillary or complementary thereto or that is a reasonable extension of any of the foregoing.

8.07    [Reserved]

8.08    Burdensome Agreements.

Enter into, or permit to exist, any Contractual Obligation that encumbers or restricts, in each case in any material respect, the ability of any Subsidiary that is not a Loan Party to make any cash Distributions to any Loan Party on its Equity Interests, except for (a) this Agreement and the other Loan Documents, (b) any Permitted Lien or any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (c) customary restrictions and conditions contained in any agreement relating to the sale, lease, license or other Disposition of any Property not prohibited by this Agreement pending the consummation of such sale, disposition or during the term of such lease or license, (d) agreements, instruments or other arrangements pertaining to other Indebtedness permitted hereby so long as it is not, in the Borrower’s good faith judgment, materially more restrictive or burdensome in respect of the foregoing activities than the Loan Documents (provided that such restrictions would not materially and adversely affect the exercise of rights or remedies of the Administrative Agent or the Lenders hereunder or restrict any Loan Party in any manner from performing its obligations under the Loan Documents), (e) Indebtedness permitted hereby that is not governed by the laws of the United States or any state or political subdivision thereof and that is incurred by any Subsidiary that is not a Loan Party, (f) customary restrictions on cash or other deposits (including escrowed funds) or net worth imposed under Contractual Obligations; provided that such restrictions and encumbrances apply only to such Loan Party or Subsidiary and to any Equity Interests in such Loan Party or Subsidiary, (g) any Contractual Obligation in effect at the time a Person becomes a Subsidiary, so long as such Contractual Obligation was not entered into in connection with or in contemplation of such Person becoming a Subsidiary and any amendment, modification, refinancing, replacement, renewal or extension thereof that does not materially expand the scope of any such encumbrance or restriction taken as a whole, which encumbrance or restriction is not applicable to the properties or assets of any Loan Party, other than the Subsidiary or the property or assets of the Subsidiary so acquired or (h) restrictions or conditions imposed by Governmental Authorities in the event that such Subsidiary does not maintain capital at the level required by applicable Governmental Authorities.

8.09    Financial Covenants.

Subject to the terms of Section 1.03(c)(ii):

(a)    Minimum Management Fee Earning Assets. Permit, as of the end of any fiscal quarter of the Borrower (beginning with the fiscal quarter ending December 31, 2015), the Management Fee Earning Assets to be less than $30,000,000,000.

(b)    Consolidated Leverage Ratio. Permit, as of the end of any fiscal quarter of the Borrower for the four quarter period ending on such date (beginning with the fiscal quarter ending December 31, 2015), the Consolidated Leverage Ratio to be greater than 2.50 to 1.00.

(c)    Consolidated Interest Coverage Ratio. Permit, as of the end of any fiscal quarter of the Borrower for the four quarter period ending on such date (beginning with the fiscal quarter ending December 31, 2015), the Consolidated Interest Coverage Ratio to be less than 4.00 to 1.00.

8.10    Organization Documents; Fiscal Year.

(a)    Amend, modify or change the Organization Documents of a Loan Party in a manner materially adverse to the rights or interests of the Lenders; it being acknowledged and agreed that none of the following shall be deemed to be materially adverse to rights or interests of the Lenders: amendments, modifications and changes (i) determined in good faith by the board of directors, general partner or managing member (or other governing body), as applicable, of any Loan Party as necessary or appropriate in connection with the creation, authorization or issuance of any class or series of equity interests in any Loan Party; (ii) reflecting the admission, substitution, withdrawal or removal of partners or members of any Loan Party; (iii) reflecting a change in the name, type of organization, the location of the principal place of business, the registered agent or the registered office of any Loan Party; or (iv) determined in good faith by the board of directors, general partner or managing member (or other governing body), as applicable, of any Loan Party to be necessary or appropriate to address changes in U.S. Federal or other applicable income tax regulations, legislation or interpretation.

(b)    Without prior written notice to the Administrative Agent, change the fiscal year of a Loan Party.

8.11    Investments in Fortress Funds.

Permit any Investment by a general partner (in its capacity as general partner) in a Fortress Fund if a Default exists or would result from such Investment in a Fortress Fund.

8.12    Excluded Entities.

(a)    Permit the Loan Parties and their Subsidiaries to make any new or additional Investments in, or transfers of assets to (other than Restricted Payments permitted by Section 8.05), any Excluded Entity unless at the time of such new or additional Investment, or such transfer of assets, and immediately after giving effect thereto, no Default or Event of Default exists. For the avoidance of doubt, Investments in any Excluded Entity are permitted to remain outstanding during a Default or Event of Default so long as such Investment was made prior to the Closing Date or in the absence of any Default or Event of Default.

(b)    During the existence of a Default or an Event of Default, permit any Indebtedness of an Excluded Entity to be recourse to any Loan Party or any Subsidiary thereof in any manner, including by way of any Guarantee by any Loan Party or Subsidiary of any Indebtedness of an Excluded Entity.

8.13    Sanctions.

Directly or, to the knowledge of any Loan Party, indirectly, use the proceeds of any Loan or Letter of Credit, to lend, contribute or otherwise make available such proceeds to any Subsidiary, Affiliate, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participation in the transactions, whether as a Lender, Arranger, Administrative Agent, L/C Issuer, or otherwise) of Sanctions.

8.14    Anti-Corruption Laws.

Directly or, to the knowledge of any Loan Party, indirectly use the proceeds of any credit extension under this Agreement for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 or other similar anti-corruption legislation in other jurisdictions applicable to any Loan Party or any Subsidiary from time to time.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

9.01    Events of Default.

Any of the following shall constitute an Event of Default:

(a)    Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein and in the currency required hereunder, any amount of principal of any Loan or any L/C Borrowing, (ii) within five Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder or (iii) within ten Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)    Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.05(a), or 7.11 or Article VIII; provided that (i) with respect to any non-consensual Lien on any property or asset of any Loan Party or any Subsidiary, no Default or Event of Default shall exist under this Section 9.01(b) unless any such Lien shall not have been terminated, removed or released within 30 days from the date such Lien was initially placed thereon and (ii) with respect to any breach of Section 8.12(b), no Default or Event of Default shall exist under this Section 9.01(b) unless any such Indebtedness of an Excluded Entity shall continue to be recourse to any Loan Party or any Subsidiary for a period of 30 days or more from the date on which such Indebtedness was no longer permitted to be recourse; or

(c)    Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 9.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues unremedied for a period of thirty days or more after the Borrower receives written notice from the Administrative Agent thereof; or

(d)    Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of the Borrower or any other Loan Party herein or in any other Loan Document, any Loan Notice for a Borrowing, any request for an L/C Credit Extension or any document delivered pursuant to Section 7.01, 7.02 or 7.03 shall be incorrect in any material respect when made or deemed made (unless such representation or warranty is qualified by materiality or Material Adverse Effect then incorrect in any respect when made or deemed made); or

(e)    Cross-Default. (i) A Loan Party or any Material Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, and such failure shall continue after the applicable grace period, if any, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, after the expiration of any applicable grace period and delivery of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Loan Party or any Material Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which any Loan Party or any Material Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Material Subsidiary as a result thereof is greater than the Threshold Amount; provided that this Section 9.01(e) shall not apply to (i) secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of an Involuntary Disposition) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement) or (ii) any Indebtedness that becomes due as a result of a refinancing thereof permitted by Section 8.02; or

(f)    Insolvency Proceedings, Etc. A Loan Party or any of its Material Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes a general assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any such receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged, undismissed or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law seeking relief in respect of any such Person or all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or a final order approving or ordering any of the foregoing shall be entered; or

(g)    Inability to Pay Debts; Attachment. (i) a Loan Party or any Material Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated, effectively stayed or fully bonded within 60 days after its issue or levy; or

(h)    Judgments. There is entered against a Loan Party or any Material Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not fully bonded or covered by insurance or indemnification provided by Persons that are not Affiliates of the Loan

Parties) and the same shall remain undismissed, unvacated or undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or (ii) any action that has not been effectively stayed shall be legally taken by a judgment creditor to levy upon assets or properties of any Loan Party or any Material Subsidiary to enforce any such judgment; or

(i)    ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of a Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)    Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Subsidiary of a Loan Party contests in writing in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document (other than as a result of a release or discharge of such Loan Party or a release, discharge or termination of such Loan Document, in any such case, in accordance with the Loan Documents); or

(k)    Change of Control. There occurs any Change of Control.

9.02    Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions by notice to the Borrower:

(a)    declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)    require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and

(d)    exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an Event of Default under Section 9.01(f), the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without any notice to the Borrower or any further act of the Administrative Agent or any Lender.

The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan or L/C Obligations after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

9.03    Application of Funds.

After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall, subject to Sections 2.14 and 2.15, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including reasonable fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including reasonable fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and L/C Borrowings and fees, premiums and scheduled periodic payments, and any interest accrued thereon, due under any Credit Facility Swap Contract, ratably among the Lenders (and, in the case of such Credit Facility Swap Contracts, Affiliates of Lenders) and the L/C Issuer in proportion to the respective amounts described in this clause Third held by them;

Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, (b) payment of breakage, termination or other payments, and any interest accrued thereon, due under any Credit Facility Swap Contract, (c) payments of amounts due under any Treasury Management Agreement and (d) Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Lenders (and, in the case of such Credit Facility Swap Contracts, Affiliates of Lenders) and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c) and 2.14, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE X

ADMINISTRATIVE AGENT

10.01    Appointment and Authority.

Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article X are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions, except with respect to (i) the provisions set forth in Section 10.06 relating to the consent of the Borrower to appoint a successor Administrative Agent and (ii) the provisions set forth in Section 10.10 relating to guaranty matters and the Ineligible Assignees Letter Agreement. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

10.02    Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.03    Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including, for the avoidance of doubt, any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.04    Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05    Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by the Administrative Agent. The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article X shall apply to any such sub‑agent and to the Related Parties of the Administrative Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

10.06    Resignation of Administrative Agent.

(a)    The Administrative Agent may at any time give 30 days’ prior notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, and, with the consent of the Borrower (such consent not to be unreasonably withheld) (or, if an Event of Default pursuant to Section 9.01(a), (f) or (g) has occurred and is continuing, in consultation with the Borrower), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States; provided that if any such potential successor is not classified as a “U.S. person” and a “financial institution” within the meaning of Treasury Regulation Section 1.1441-1, then the Borrower shall have the right to prohibit such potential successor from becoming the Administrative Agent in its reasonable discretion. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders and the Borrower) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuer and with the consent of the Borrower not to be unreasonably withheld, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if any such potential successor is not classified as a “U.S. person” and a “financial institution” within the meaning of Treasury Regulation Section 1.1441-1, then the Borrower shall have the right to prohibit such potential successor from becoming the Administrative Agent in its reasonable discretion; and provided further that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice on the Resignation Effective Date.

(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and with the consent of the Borrower (such consent not to be unreasonably withheld) (or, if an Event of Default pursuant to Section 9.01(a), (f) or (g) has occurred and is continuing, in consultation with the Borrower), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 10.06. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 10.06). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article X and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by or removal of Bank of America as Administrative Agent pursuant to this Section 10.06 shall also constitute its resignation or removal as L/C Issuer as of the Resignation Effective Date or the Removal Effective Date, as applicable. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). Upon the appointment by the Borrower of a successor L/C Issuer hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (b) the retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

10.07    Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08    No Other Duties; Etc.

Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, syndication agents, documentation agents or co-agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

10.09    Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations (other than obligations under Credit Facility Swap Contracts or Treasury Management Agreements to which the Administrative Agent is not a party) that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(h) and (i), 2.08 and 11.04) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.10    Guaranty Matters/Ineligible Assignees Letter Agreement.

(a)	The Lenders and the L/C Issuer irrevocably agree,

(i)    that any Guarantor shall be automatically released from its obligations under the Guaranty (A) upon termination of the Aggregate Revolving Commitments and payment in full of all Loans and other Obligations (other than unasserted indemnification and expense reimbursement obligations and obligations and liabilities under Credit Facility Swap Contracts and Treasury Management Agreements that are not yet due and payable) and the expiration or termination of all Letters of Credit (other than Letters of Credit that have been Cash Collateralized or as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuer shall have been made), or (B) if such release is approved in accordance with Section 11.01;

(ii)    that any Guarantor shall be automatically released from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

(iii)    the Administrative Agent may (and is hereby irrevocably authorized by each Lender to), upon the request of the Borrower, release any Guarantor from its obligations under the Guaranty if such Guarantor is no longer a Material Subsidiary or is otherwise not required pursuant to this terms of this Agreement to provide a Guaranty.

(b) The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion, to consent to any amendment or modification to the Ineligible Assignees Letter Agreement on the date five Business Days after written notice of any such amendment or modification is posted to the Platform or otherwise furnished in writing to each Lender unless at least three non-affiliated Lenders holding in the aggregate more than 25% of (i) the unfunded Revolving Commitments and the outstanding Loans, L/C Obligations and participations therein or (ii) if the Revolving Commitments have been terminated, the outstanding Loans, L/C Obligations and participations therein have notified the Administrative Agent of their objection to such amendment or modification prior to the expiration of such five Business Day period; provided that, notwithstanding anything to the contrary in this Section 10.10(b) or Section 11.01, upon written notice from time to time to the Administrative Agent from the Borrower (and without notice to or consent of any Lender), the Ineligible Assignees Letter Agreement may be supplemented by the Borrower to include any Affiliate of any Person referred to in clause (a) or (b) of the definition of “Ineligible Assignees”.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 10.10. In each case as specified in this Section 10.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to release (or evidence the release of) such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 10.10.

10.11    Credit Facility Swap Contracts and Treasury Management Agreements.

No Swap Contract Provider or Treasury Management Bank that obtains the benefits of Section 9.03, or of the Guaranty shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article X to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Credit Facility Swap Contracts and Treasury Management Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Swap Contract Provider or Treasury Management Bank, as the case may be.

ARTICLE XI

MISCELLANEOUS

11.01    Amendments, Etc.

Except as otherwise provided in Section 2.13, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that

(a)    no such amendment, waiver or consent shall:

(i)    extend or increase the Revolving Commitment of a Lender (or reinstate any Revolving Commitment terminated pursuant to Section 9.02) without the written consent of such Lender whose Revolving Commitment is being extended or increased (it being understood and agreed that a waiver of any condition precedent set forth in Section 5.02 or of any Default or a mandatory reduction in Revolving Commitments, if any, is not considered an extension or increase in Revolving Commitments of any Lender);

(ii)    postpone any date fixed by this Agreement or any other Loan Document for any payment of principal (excluding mandatory prepayments), interest, fees or other amounts due to a

Lender or any scheduled or mandatory reduction of the Revolving Commitments hereunder or under any other Loan Document, including, without limitation, by amending the definition of “Maturity Date” or “Letter of Credit Expiration Date”, without the written consent of any such Lender entitled to receive such payment or whose Revolving Commitments are to be reduced;

(iii)    reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (i) of the final proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment of principal, interest, fees or other amounts; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate;

(iv)    change Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby;

(v)    change any provision of this Section 11.01(a) or the definition of “Required Lenders” without the written consent of each Lender directly and adversely affected thereby; provided that in connection with the addition of one or more additional credit facilities to this Agreement in accordance with the terms hereof, the definition of “Required Lenders” may be modified, without the consent of each Lender directly and adversely affected thereby, solely to include the Lenders providing such additional credit facilities in such definition; or

(vi)    release the Borrower or, except in connection with a merger, consolidation or other transaction permitted under Section 8.03 or a Disposition permitted under Section 8.04, all or substantially all of the value of the Guaranty without the written consent of each Lender whose Obligations are guarantied thereby.

(b)    unless also signed by the L/C Issuer, no amendment, waiver or consent shall affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it.

(c)    unless also signed by the Administrative Agent, no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document;

provided, however, that notwithstanding anything to the contrary herein:

(i)     any Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto;

(ii)     no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Revolving Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender;

(iii)     each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein;

(iv)     the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders;

(v)     the Ineligible Assignees Letter Agreement may be amended in accordance with Section 10.10(b); and

(vi)     the Borrower may, by written notice to the Administrative Agent from time to time (and with the consent of the Administrative Agent, not to be unreasonably withheld), make one or more offers (each, a “Loan Modification Offer”) to all the Lenders to make one or more amendments or modifications to allow the maturity of the Loans and the Revolving Commitments, and the related Letter of Credit Expiration Date, of the accepting Lenders to be extended (and in connection therewith increase the Applicable Rate and/or fees payable with respect to the Loans and Revolving Commitments (if any) of the accepting Lenders) (“Extension Amendments”) pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower. Such notice shall set forth (A) the terms and conditions of the requested Extension Amendment and (B) the date on which such Extension Amendment is requested to become effective. Extension Amendments shall become effective only with respect to the Loans and/or Revolving Commitments of the Lenders that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and/or Revolving Commitments as to which such Lender’s acceptance has been made. The Borrower, each other Loan Party and each Accepting Lender shall execute and deliver to the Administrative Agent such documentation (the “Loan Amendment”) as the Administrative Agent shall reasonably specify to evidence the acceptance of the Extension Amendments and the terms and conditions thereof, and the Loan Parties shall also deliver such corporate resolutions, opinions and other documents as reasonably requested by the Administrative Agent. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Amendment. Each of the parties hereto hereby agrees that, (x) upon the effectiveness of any Loan Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Extension Amendment evidenced thereby and only with respect to the Loans and Revolving Commitments of the Accepting Lenders as to which such Lenders’ acceptance has been made, (y) the Administrative Agent may effect such amendments to this Agreement as are reasonably necessary to provide for any such extensions with the consent of the Borrower but without the consent of any other Lenders (other than Accepting Lenders) and (z) any applicable Lender who is not an Accepting Lender may be replaced by the Borrower in accordance with Section 11.13 on or before the applicable Maturity Date for such Lender. On the Maturity Date of each Lender who is not an Accepting Lender (any such Lender, a “Non-Extending Lender”), (I) the Revolving Commitment of each Non-Extending Lender shall automatically terminate and (II) the Company shall repay such Non-Extending Lender in accordance with Section 2.06 (and shall pay to such Non-Extending Lender all of the other Obligations owing to it under this Agreement) and after giving effect thereto shall prepay any Revolving Loans outstanding on such date to the extent necessary to keep outstanding Revolving Loans ratable with any revised Applicable Percentages of the respective Lenders effective as of such date, and the Administrative Agent shall administer any necessary reallocation of the Revolving Credit Exposures (without regard to any minimum borrowing, pro rata borrowing and/or pro rata payment requirements contained elsewhere in this Agreement).

(vii)    this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the Replacement Revolving Loans (as defined below) to permit the refinancing of all or a portion of outstanding Revolving Loans (“Refinanced Revolving Loans”) with a replacement revolving loan (“Replacement Revolving Loans”) hereunder; provided that (A) the aggregate principal amount of such Replacement Revolving Loans shall not exceed the aggregate principal amount of such Refinanced Revolving Loans and (B) all terms of this Agreement applicable to such Refinanced Revolving Loans shall be applicable to such Replacement Revolving Loans (other than (x) the pricing, fees and maturity date with respect to such Replacement Revolving Loans and (y) the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Revolving Loans in effect immediately prior to such refinancing). The Borrower, each other Loan Party and the Lenders shall execute and deliver to the Administrative Agent such documentation as the Administrative Agent shall reasonably specify to evidence such amendments and the terms and conditions thereof, and the Loan Parties shall also deliver such corporate resolutions, opinions and other documents as reasonably requested by the Administrative Agent. The Administrative Agent shall promptly notify each Lender as to the effectiveness of any such amendment. Each of the parties hereto hereby agrees that, (I) upon the effectiveness of any such amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of such amendment evidenced thereby and only with respect to the Replacement Revolving Loans and the Lenders providing same, (II) the Administrative Agent may effect such amendments to this Agreement as are reasonably necessary to provide for any such refinancing with the consent of the Borrower but without the consent of any other Lender (other than Lenders providing such Replacement Revolving Loans) and (III) any applicable Lender who does not agree to provide Replacement Revolving Loans may be replaced by the Borrower in accordance with Section 11.13 on or before the applicable Maturity Date for such Lender.

(viii)    this Agreement and the other Loan Documents may, in the Administrative Agent’s reasonable discretion, be amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is not objected to in writing by the Required Lenders to the Administrative Agent within ten Business Days following receipt of notice thereof and if such amendment or waiver is effectuated in order to cure ambiguities or defects, any obvious error or any error or omission of a technical nature. The Administrative Agent shall promptly notify each Lender of any such amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any such amendment, this Agreement or the applicable Loan Document shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of such amendment evidenced thereby.

11.02    Notices and Other Communications; Facsimile Copies.

(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 11.02(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)    if to the Borrower or any other Loan Party, the Administrative Agent or the L/C Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in Section 11.02(b), shall be effective as provided in such Section 11.02(b).

(b)    Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article II by electronic communication. The Administrative Agent, the L/C Issuer or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless otherwise notified by the Administrative Agent to the Borrower, the Borrower may satisfy its obligation to deliver documents or notices to the Administrative Agent or the Lenders under Sections 7.01, 7.02 and 7.03 by delivering an electronic copy to such e-mail address as provided to the Borrower in a notice from the Administrative Agent).

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)    Information. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of a Loan Party’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)    Change of Address, Etc. Each of the Borrower, the Administrative Agent and the L/C Issuer may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the L/C Issuer. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)    Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Loan Notices and Letter of Credit Applications) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03    No Waiver; Cumulative Remedies.

No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.02 for the benefit of all the Lenders, the L/C Issuer, any Swap Contract Provider, any Treasury Management Bank or any other holder of any Obligations; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.12), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.12, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04    Expenses; Indemnity; and Damage Waiver.

(a)    Costs and Expenses. The Loan Parties shall pay (i) all reasonable documented out‑of‑pocket expenses incurred by the Administrative Agent and the Arrangers (which shall be limited, in the case of legal fees and expenses, to the reasonable and documented fees, charges and disbursements of one counsel for the Administrative Agent and the Arrangers), in connection with the syndication of the credit facility provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable documented out‑of‑pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all documented out‑of‑pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (which shall be limited, in the case of legal fees and expenses, to the reasonable and documented fees, charges and disbursements of one counsel for the Administrative Agent, the Lenders and the L/C Issuer taken as a whole (unless (x) a conflict or potential conflict exists as determined in the reasonable judgment of any such party in which case(s) the fees, charges and disbursements of reasonably necessary additional counsel for all such affected Lenders or the L/C Issuer shall be covered, or (y) special local or foreign counsel is necessary as determined in the reasonable judgment of the Administrative Agent, in which case(s) the fees, charges and disbursements of reasonably necessary special local or foreign counsel for the Administrative Agent shall be covered), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.04 or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such documented out‑of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. It is understood and agreed that the Administrative Agent may determine, in its discretion, the one counsel referenced in Section 11.04(a)(iii); provided, however, that upon the written request of the Required Lenders (subject to the proviso in Section 10.03(b)), the Administrative Agent shall, pursuant to such written request, engage a different counsel to serve as the one counsel referenced in Section 11.04(a)(iii).

(b)    Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (which shall be limited, in the case of legal fees and expenses, to the reasonable documented fees, charges and disbursements of one counsel for all Indemnitees, plus (x) in the event of a conflict or potential conflict of interest as determined in the reasonable judgment of any Indemnitee, reasonably necessary additional counsel for all such affected Indemnitees and (y) in the event that special local or foreign counsel is necessary as determined in the reasonable judgment of the Administrative Agent, the fees, charges and disbursements of reasonably necessary special local or foreign counsel for the Administrative Agent) but excluding Taxes which are the subject matter of Section 3.01 other than the net amount of any Taxes related to amounts paid pursuant to this Section 11.04(b)), and shall indemnify and hold harmless each Indemnitee from all reasonable documented fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) does not directly involve an act or omission of a Loan Party or any of its Affiliates and is brought by an Indemnitee against any other Indemnitee (any claim covered by clause (x), (y) or (z) above, a “Barred Claim”). Without limiting the provisions of Section 3.01(c), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. It is understood and agreed that the Administrative Agent may determine, in its discretion, the one counsel for all Indemnitees referenced in this Section 11.04(b); provided, however, that upon the written request of the Required Lenders (subject to the proviso in Section 10.03(b)), the Administrative Agent shall, pursuant to such written request, engage a different counsel to serve as the one counsel for all Indemnitees referenced in this Section 11.04(b).

(c)    Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under Section 11.04(a) or (b) to be paid by them to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing (and without limiting their obligation to do so), each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Revolving Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentages (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this Section 11.04(c) are subject to the provisions of Section 2.11(d).

(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Loan Party or Indemnitee shall assert, and each Loan Party and Indemnitee hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee or Loan Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; it being understood that this sentence does not limit a Loan Party’s indemnification obligations with respect to such damages owed to by an Indemnitee to a third party other than in connection with a Barred Claim of such Indemnitee. No Loan Party or Indemnitee referred to in Section 11.04(b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby unless such damages were caused by such Loan Party’s or Indemnitee’s gross negligence or willful misconduct, as determined in a final judgment by a court of competent jurisdiction.

(e)    Payments. All amounts due under this Section 11.04 shall be payable not later than ten Business Days after demand therefor (accompanied by back up documentation to the extent available).

(f)    Survival. The agreements in this Section 11.04 and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent and the L/C Issuer, the replacement of any Lender, the termination of the Revolving Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05    Payments Set Aside.

To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06    Successors and Assigns.

(a)    Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.06(b), (ii) by way of participation in accordance with the provisions of Section 11.06(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.06(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Revolving Commitment and the Loans (including for purposes of this Section 11.06(b), participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)    Minimum Amounts.

(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment and the related Loans at the time owing to it or contemporaneous assignments to related Approved Fund Lenders that equal at least the amount specified in Section 11.06(b)(i)(B) in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund Lender, no minimum amount need be assigned; and

(B)    in any case not described in Section 11.06(b)(i)(A), the aggregate amount of the Revolving Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Revolving Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the “Trade Date” specified in the Assignment and Assumption, shall not be less than $5,000,000 in the case of an assignment of a Revolving Commitment (and the related Revolving Loans thereunder) unless each of the Administrative Agent and, so long as no Event of Default pursuant to Section 9.01(a), (f) or (g) has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s Loans and Revolving Commitments, and rights and obligations with respect thereto, assigned, except that this Section 11.06(b)(ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations in respect of its Revolving Commitment (and the related Revolving Loans thereunder) on a non-pro rata basis;

(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by Section 11.06(b)(i)(B) and, in addition:

(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default under Section 9.01(a), (f) or (g) has occurred and is continuing at the time of such assignment or any other Event of Default has occurred and is in existence for at least 10 Business Days and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund Lender;

(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Revolving Commitment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund Lender with respect to such Lender; and

(C)    the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)    No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) to a natural Person or (D) to any Ineligible Assignee.

(vi)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this Section 11.06(b)(vi), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.06(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Revolving Note or Revolving Notes to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.06(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).

(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, the L/C Issuer or the Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender, an Ineligible Assignee or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the other Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (i) through (vi) of Section 11.01(a) that directly and adversely affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.06(b) (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation); provided that such

Participant (A) agrees to be subject to the provisions of Sections 3.06 and 11.13 as if it were an assignee under Section 11.06(b) and (B) shall not be entitled to receive any greater payment under Section 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.12 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Revolving Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)    Resignation as L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Commitments and Loans pursuant to Section 11.06(b), Bank of America may, upon thirty days’ written notice to the Borrower and the Lenders, resign as L/C Issuer. In the event of any such resignation as L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). Upon the appointment of a successor L/C Issuer, (1) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and (2) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements reasonably satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

11.07    Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below) and to not use the Information for any purpose except in connection with the Loan Documents, except that Information may be disclosed (a) to its Affiliates and to its Related Parties and to any direct or indirect contractual counterparty (or such contractual counterparty’s professional advisor) under any Credit Facility Swap Contract, in each case whom it reasonably determines needs to know such information in connection with this Agreement and the transactions contemplated hereby (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners) or in connection with any pledge or assignment permitted under Section 11.06(e), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as (or containing provisions more restrictive than) those of this Section 11.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) or (ii) any actual or prospective counterparty (or its Related Parties) to any swap or derivative transaction relating to a Loan Party and its obligations (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (g) with the consent of the Borrower, (h) to any rating agency in connection with rating the Borrower or its Affiliates or the credit facility provided hereunder, (i) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifies with respect to the credit facility provided hereunder, or (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 11.07 or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and customary information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section 11.07, “Information” means all information received from a Loan Party or any Subsidiary relating to the Loan Parties or any Subsidiary or any of their respective businesses, including investments, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by such Loan Party or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section 11.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning a Loan Party, a Subsidiary, their respective Affiliates or any of their respective securities, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

11.08    Set-off.

If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section 11.08 are in addition to other rights and remedies (including other rights of set-off) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09    Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10    Counterparts; Integration.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11    Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect until the Obligations have been indefeasibly paid in full and the Revolving Commitments have expired or terminated.

11.12    Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or the L/C Issuer, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13    Replacement of Lenders.

If (i) any Lender requests compensation under Section 3.04, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iii) any Lender is a Non-Consenting Lender, (iv) any Lender is a Defaulting Lender or (v) any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by,

Section 11.06), all or a portion of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to one or more Eligible Assignees that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a)    the Borrower or the applicable replacement Lender shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);

(b)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)    in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)    such assignment does not conflict with applicable Laws; and

(e)    in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable replacement bank, financial institution or Fund Lender consents to the proposed change, waiver, discharge or termination; provided that the failure by such Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s Revolving Commitments and outstanding Loans and participations in L/C Obligations pursuant to this Section 11.13 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
11.14    Governing Law; Jurisdiction; Etc.

(a)    GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)    SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, THE L/C ISSUER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY OTHER FORUM THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY

BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)    WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SECTION 11.14(B). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15    Waiver of Right to Trial by Jury.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.15.

11.16    USA PATRIOT Act Notice.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a written request by the Administrative Agent or any Lender through the Administrative Agent, provide all documentation and other information that the Administrative Agent or such Lender requires pursuant to applicable Law or reasonably requests, in any such case, in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

11.17    Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

11.18    No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between each Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (ii) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate and (iii) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Administrative Agent, the Arrangers and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Party or any of their respective Affiliates, or any other Person party hereto and (ii) neither the Administrative Agent, the Arrangers nor any Lender has any obligation to any Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, the Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Administrative Agent, the Arrangers nor any Lender has any obligation to disclose any of such interests to any Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.19    Electronic Execution of Assignments and Certain Other Documents.

The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

11.20    Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b)the effects of any Bail-in Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:                FIG LLC,
a Delaware limited liability company

By: /s/ Daniel N. Bass
Name: Daniel N. Bass
Title: Chief Financial Officer

GUARANTORS:            FORTRESS OPERATING ENTITY I LP,
a Delaware limited partnership
By: FIG Corp, its General Partner

By: /s/ Daniel N. Bass
Name: Daniel N. Bass
Title: Chief Financial Officer

PRINCIPAL HOLDINGS I LP,
a Delaware limited partnership
By: FIG Asset Co. LLC, its General Partner

By: /s/ Daniel N. Bass
Name: Daniel N. Bass
Title: Chief Financial Officer

FORTRESS PRINCIPAL INVESTMENT GROUP LLC,
a Delaware limited liability company

By: /s/ Daniel N. Bass
Name: Daniel N. Bass
Title: Chief Financial Officer

ADMINISTRATIVE AGENT:    BANK OF AMERICA, N.A.,
as Administrative Agent

By: /s/ Darleen R. DiGrazia
Name: Darleen R. DiGrazia
Title: Vice President

LENDERS:                BANK OF AMERICA, N.A.,
as a Lender and an L/C Issuer

By: /s/ David H. Strickert
Name: David H. Strickert
Title: Managing Director

CITIBANK, N.A.,
as a Lender

By: /s/ Michael Vondriska
Name: Michael Vondriska
Title: Vice President

INDUSTRIAL AND COMMERCIAL BANK OF CHINA
LIMITED, NEW YORK BRANCH,
as a Lender

By: /s/ Shulin Peng
Name: Shulin Pen
Title: Managing Director

By: /s/ Kun Chen
Name: Kun Chen
Title: Assistant General Manager

BARCLAYS BANK PLC,
as a Lender

By: /s/ Christopher Lee
Name: Christopher Lee
Title: Vice President

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as a Lender

By: /s/ Doreen Barr
Name: Doreen Barr
Title: Authorized Signatory

By: /s/ Stefan Dickenmann
Name: Stefan Dickenmann
Title: Authorized Signatory

MORGAN STANLEY BANK, N.A.,
as a Lender

By: /s/ Michael King
Name: Michael King
Title: Authorized Signatory

THE BANK OF NEW YORK MELLON,
as a Lender

By: /s/ Jean Earley
Name: Jean Earley
Title: Vice President

GOLDMAN SACHS BANK USA,
as a Lender

By: /s/ Rebecca Kratz
Name: Rebecca Kratz
Title: Authorized Signatory

DEUTSCHE BANK AG NEW YORK BRANCH,
as a Lender

By: /s/ Peter Cucchiara
Name: Peter Cucchiara
Title: Vice President

By: /s/ Michael Shannon
Name: Michael Shannon
Title: Vice President

WELLS FARGO BANK, N.A.,
as a Lender

By: /s/ Rosy Cohen
Name: Rosy Cohen
Title: Managing Director